UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[X]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Section 240.14a-12

CINCINNATI FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):
[X]     No fee required.
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: ...................................................................................
2) Aggregate number of securities to which transaction applies: ...................................................................................
3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ......................................................
4) Proposed maximum aggregate value of transaction: ................................................................................................
5) Total fee paid: ............................................................................................................................................................

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: ............................................................................................................................................

2) Form, Schedule or Registration Statement No.: ........................................................................................................

3) Filing Party: ................................................................................................................................................................

4) Date Filed: .................................................................................................................................................................

2018 Annual Shareholder Meeting

Notice and Proxy Statement

CINCINNATI
FINANCIAL CORPORATION

Innovation HAPPENS HERE

March __, 2018

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 5, 2018, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.	Electing 14 directors for one-year terms;

2.	Approving an amendment to the company's Code of Regulations to add proxy access provisions for director nominations;

3.	Approving the Cincinnati Financial Corporation Nonemployee Directors' Stock Plan of 2018;

4.	Voting on a nonbinding proposal to approve compensation for the company’s named executive officers;

5.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2018;

6.	Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 7, 2018, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage convenient online voting, which saves your company significant postage and processing costs. If you prefer, you may submit your vote by telephone or by mail. Detailed voting instructions can be found in the Frequently Asked Questions section on Page __ of this proxy statement.

Thank you for your interest and participation in the affairs of the company.

/S/ Lisa A. Love
Lisa A. Love, Esq.
Senior Vice President, General Counsel and Corporate Secretary

This proxy statement, the Annual Report on Form 10-K, the Letter From the Chairman and the Chief Executive Officer and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March __, 2018.

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider before voting. Please read the entire proxy statement, and for more complete information about the company’s 2017 performance, please review the company’s 2017 Annual Report on Form 10-K.

2018 Annual Meeting of Shareholders
Date and Time:    May 5, 2018, 9:30 a.m. ET
Place:            Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio 45202
Record Date:        March 7, 2018
Meeting Webcast:    cinfin.com/investors

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Directors (Page 12)	FOR Each Director Nominee
Approve Amendment to the Code of Regulations Adding Proxy Access Provisions (Page 22)	FOR
Approve Nonemployee Directors' Stock Plan (Page 28)	FOR
Advisory Vote to Approve Executive Compensation (Page 37)	FOR
Ratification of Auditors (Page 74)	FOR

2017 Governance Highlights
In 2017, the company continued to follow its strong governance policies and practices to benefit shareholders. Highlights included:

•
Proxy Access - The board is committed to strong governance. It keeps abreast of developing governance practices and adopts those that it believes are appropriate for our company and its shareholders. Continuing its commitment, in 2017, the board determined that our shareholders should consider amending our Code of Regulations to allow proxy access director nominations. It believes that the provisions and terms of amendments to governing documents to allow proxy access are now well developed, widely accepted, and provide a meaningful mechanism that allows shareholders to nominate director candidates. Accordingly, shareholders are asked to approve a proxy access amendment to the company's Code of Regulations at the 2018 Annual Meeting of Shareholders. Information about this proposal can be found at Proposal 2 - Approval of an Amendment to the Company's Code of Regulations to Add Proxy Access for Director Nominations beginning on Page ___.

•
Majority Voting - Directors were elected by a new majority voting standard in 2017. The board believes that implementation of this voting standard gives shareholders a more meaningful voice in electing our directors and reinforces our commitment to accountability and strong corporate governance practices. Majority voting will again apply to the uncontested election of directors at the 2018 Annual Meeting of Shareholders.

•
Cybersecurity - Cybersecurity is a growing threat for all companies. For the third year in a row, the audit committee increased its understanding of the company’s cybersecurity risk by engaging third-party experts to test and audit the company’s cybersecurity program structure and capabilities.

•
Board Refreshment and Composition - Informed by feedback from its annual board self-evaluation, engagement with investors each year and our Corporate Governance Guidelines, the board continuously assesses the composition of the board of directors. Its goal is to balance independence, board size, tenure, and diversity of experience, skills, competencies and other qualities of current directors and future director candidates to best structure and govern itself in the short- and long-term and provide effective oversight of management for the benefit of shareholders.

•
Succession Planning - Succession planning at all levels is important to the long-term success of the company. In 2017, the board continued its practice of attending meetings of the subsidiary boards during which more than a dozen executives provide reports. These meetings provide the directors with opportunities to become familiar with this level of management, assess their development over time and gain in-depth knowledge about the company’s operating businesses. In 2017, the board also discussed potential management succession candidates with the chief executive officer at one of its regular meetings.

Director Nominees
The following table provides summary information about each director nominee. Complete information about each director’s background and experience begins on Page __. Each director stands for election annually.

Name	Age	Primary Occupation	Independent	Committee Memberships	Other Public Company Boards
William F. Bahl*	66	Chairman, Bahl & Gaynor Investment Counsel Inc.	✓	A, C, E, I, N (Chair)	0
Gregory T. Bier	71	Managing Partner (Retired), Deloitte LLP	✓	A, C, I	0
Linda W. Clement-Holmes	55	Chief Information Officer (Retired), The Procter & Gamble Company	✓	A, C, N	0
Dirk J. Debbink	62	Chairman and Chief Executive Officer, MSI General Corporation	✓	A, N	0
Steven J. Johnston	58	President and Chief Executive Officer, Cincinnati Financial Corporation		E (Chair), I	0
Kenneth C. Lichtendahl	69	Director of Development and Sales, Heliosphere Designs LLC	✓	A, C	0
W. Rodney McMullen	57	Chairman and Chief Executive Officer, The Kroger Co.	✓	C (Chair), E, I	2
David P. Osborn	57	President, Osborn Williams & Donohoe LLC	✓	A, I	0
Gretchen W. Price	63	Executive Vice President, Chief Financial and Administrative Officer, Arbonne International LLC	✓	A (Chair), C, N	0
Thomas R. Schiff	70	Chairman and Chief Executive Officer, John J. & Thomas R. Schiff & Co. Inc.		I	0
Douglas S. Skidmore	55	Chief Executive Officer, Skidmore Sales & Distributing Company Inc.	✓	A, N	0
Kenneth W. Stecher	71	Chairman of the Board, Cincinnati Financial Corporation		E, I (Chair)	0
John F. Steele, Jr.	64	Chairman and Chief Executive Officer, Hilltop Basic Resources Inc.	✓	A, E	0
Larry R. Webb	62	President, Webb Insurance Agency Inc.		E, I	0

*Lead Independent Director
A    Audit Committee
C    Compensation Committee
E    Executive Committee
I    Investment Committee
N    Nominating Committee

2017 Business and Financial Highlights
In 2017, a year in which a heightened level of insured losses from hurricanes, wildfires and other catastrophic weather events challenged our industry, your company delivered strong operating results1 and financial performance that benefited shareholders with one-year and three-year total shareholder return of 2.4 percent and 60.2 percent, respectively; a 17.1 percent increase in book value; and a 30.0 percent increase in cash dividends declared, including the special cash dividend declared in the fourth quarter of 2017. This strong performance generated payouts of annual incentive compensation at the maximum level and payouts of performance restricted stock units at target levels for our named executive officers. Highlights of our company's strong year included:

•
Our sixth consecutive year of underwriting profit with a combined ratio of 97.5 percent. In 2017, our efforts to further segment our renewal and new business opportunities with better pricing precision and risk-selection decisions continued to benefit underwriting performance, but were offset by less favorable reserve development on prior accident years and losses from natural catastrophes.

•	An all-time record-level of consolidated property casualty new business written premiums at $626 million, up 14 percent, driven by new agency appointment contributions.

•
A 6 percent increase in consolidated property casualty net written premiums. The increase in premiums reflects our growth initiatives, modest average price increases for most lines of business and a higher level of insured exposures.

•
A $107 million increase in full-year 2017 life insurance subsidiary net income, including a $111 million benefit from revaluation of deferred income taxes due to tax reform, partially offset by less favorable mortality experience.

•	$17.708 billion in consolidated cash and invested assets, up 9 percent over the prior year.

•	A 2 percent increase in pretax investment income to a record $609 million, net of expenses, reflecting a 6 percent increase in equity portfolio dividends and a 1 percent growth in interest income.

•
A value creation ratio (VCR) of 22.9 percent, exceeding that measure for all nine of the companies in our peer group. Excluding the 7.0 percentage-point benefit to the ratio from revaluation of deferred income taxes due to tax reform, our VCR would nevertheless have exceeded our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017. Excluding 2017 effects on VCR from revaluation of deferred income taxes due to tax reform, for our company and peers, also would have resulted in our VCR exceeding that measure for all nine companies in our peer group.

Additionally, our results allowed the board to continue to reward shareholders with an increase of our regular annual cash dividend for the 57th consecutive year. Through the cash dividends paid and share repurchases, we returned $492 million to shareholders in 2017, and $1.256 billion during the three years ended December 31, 2017.

1In our disclosure about compensation paid to our named executive officers we refer to several Non-GAAP measures, including “operating income” and "life insurance subsidiary results." The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are attached to this proxy statement in Appendix A.

2017 Executive Compensation Highlights
The named executive officers earned payouts of annual incentive compensation at the maximum level and performance based restricted stock units at the target level due to outstanding results during the performance period ending December 31, 2017: a VCR of 22.9 percent, beating nine peers; and a three-year total shareholder return of 60.2 percent, outperforming five peers. Set forth below is the 2017 compensation for each named executive officer as determined under Securities and Exchange Commission (SEC) rules. See the notes accompanying the Summary Compensation Table (SCT) on Page __ for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Non- Qualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total Compensa- tion ($)
Steven J. Johnston	995,351	—	741,917	825,010	2,200,000	—	216,678	4,978,956
Chief Executive Officer & President

Jacob F. Scherer, Jr.	921,351	—	495,696	451,262	1,203,350	506,246	35,832	3,613,737
Chief Insurance Officer

Michael J. Sewell	812,871	—	437,114	398,126	1,061,667	—	140,114	2,849,892
Chief Financial Officer

Martin F. Hollenbeck	677,473	—	365,250	332,338	886,234	—	110,600	2,371,895
Chief Investment Officer

Martin J. Mullen	569,629	—	308,518	280,573	748,182	590,191	21,788	2,518,881
Chief Claims Officer

Security Ownership of Principal Shareholders and Management
Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of March 7, 2018.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Common Stock	The Vanguard Group Inc.	17,340,794	(1)	10.56
	100 Vanguard Blvd.
	Malvern, PA 19355

Common Stock	BlackRock Inc.	13,354,092	(2)	8.10
	40 East 52nd Street
	New York, NY 10022

Common Stock	Thomas R. Schiff*	[ ]	(3)(4)(5)(6)	[ ]
	Cincinnati Financial Corporation
	6200 South Gilmore Road
	Fairfield, Ohio 45014

Common Stock	State Street Corporation	9,853,849	(7)	6.01
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

The outstanding common shares beneficially owned by each other director and our named executive officers and total outstanding shares for all directors and executive officers as a group as of March 7, 2018, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Other Directors and Named Executive Officers
William F. Bahl, CFA, CIC	[ ]	(10)	[ ]
Gregory T. Bier, CPA (ret.)	[ ]		[ ]
Linda W. Clement-Holmes	[ ]		[ ]
Dirk J. Debbink	[ ]		[ ]
Martin F. Hollenbeck, CFA, CPCU	[ ]	(5)(8)(9)	[ ]
Steven J. Johnston, FCAS, MAAA, CFA, CERA	[ ]	(8)(9)	[ ]
Kenneth C. Lichtendahl	[ ]		[ ]
W. Rodney McMullen	[ ]		[ ]
Martin J. Mullen	[ ]	(5)(8)(9)	[ ]
David P. Osborn, CFA	[ ]		[ ]
Gretchen W. Price	[ ]		[ ]
Jacob F. Scherer, Jr.	[ ]	(5)(8)	[ ]
Michael J. Sewell, CPA	[ ]	(5)(8)(9)	[ ]
Douglas S. Skidmore	[ ]	(11)	[ ]
Kenneth W. Stecher	[ ]	(5)(8)	[ ]
John F. Steele, Jr.	[ ]		[ ]
Larry R. Webb, CPCU	[ ]	(12)	[ ]

All directors and nondirector executive officers as a group (XX individuals)	[ ]	(3)(4)(5)(6)(8) (9)(10)(11)(12)	[ ]

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)	Reflects ownership as of December 31, 2017, according to Form 13G/A filed by The Vanguard Group Inc. on February 7, 2018.

(2)	Reflects ownership as of December 31, 2017, according to Form 13G/A filed by BlackRock Inc. on January 29, 2018.

(3)
Includes ________ shares owned of record by the Mary R. Schiff and John J. Schiff Foundation and ______ shares owned of record by the John J. Schiff Charitable Lead Trust. The trustees of both are Mr. T. Schiff and two of his siblings, who share voting and investment power equally.

(4)
Includes ______ shares owned of record by the John J. & Thomas R. Schiff & Co. Inc. pension plan, the trustees of which are Messrs. T. Schiff and J. Schiff, Jr., who share voting and investment power; and ______ shares owned by John J. & Thomas R. Schiff & Co. Inc. for which Messrs. T. Schiff and J. Schiff, Jr. share voting and investment power.

(5)
Includes shares pledged as collateral as of December 31, 2017, in the amounts of ______ for Mr. Hollenbeck; _____ for Mr. Scherer; ______ for Mr. T. Schiff; _____ for Mr. Stecher; ____ for Mr. Mullen and ______ for the nondirector executive officers as a group.

(6)	Includes _____ shares held in Thomas R. Schiff Foundation and _____ shares held in TRS Investments LLC., of which Mr. T. Schiff has voting and investment power.

(7)	Reflects ownership as of December 31, 2017, according to Form 13G filed by State Street Corporation on February 14, 2018.

(8)
Includes shares available within 60 days from exercise of stock options in the amount of _____ shares for Mr. Johnston; _____ for Mr. Scherer; _____ shares for Mr. Sewell; _____ shares for Mr. Hollenbeck; _____ shares for Mr. Stecher; _____ for Mr. Mullen; and ______ shares for the nondirector executive officers as a group.

(9)
Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of ______ shares for Mr. Johnston; _____ shares for Mr. Hollenbeck; _____ shares for Mr. Sewell; _____ shares for Mr. Mullen; and

_______ shares for the nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.

(10)	Includes ______ shares held in the Bahl Family Foundation, of which Mr. Bahl is president.

(11)	Includes ____ shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.

(12)	Includes ______ shares owned of record by a limited partnership of which Mr. Webb is a general partner and _____ shares owned of record by a marital trust for the benefit of his wife and children.

Section 16(A) Beneficial Ownership Reporting Compliance
Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received or written representations from reporting persons stating that they were not required to file these forms, we believe that all Section 16(a) filing requirements were satisfied on a timely basis during calendar year 2017.

Information About the Board of Directors
The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Proposal 1 - Election of Directors
Directors are elected annually. The board of directors currently consists of 14 directors, 10 of whom are independent. On November 17, 2017, the board, upon the recommendation of its nominating committee, unanimously nominated the 14 directors listed below for re-election to the board at the 2018 Annual Meeting of Shareholders.

The directors elected at the Annual Meeting will hold office until the 2019 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the proxy card (the proxy holders) attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 14 nominees named below. The board of directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the board of directors may designate.

Vote Required
Director nominees receiving more votes cast for their election than against will be elected directors of the company. Abstentions and broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Steven J. Johnston, Kenneth C. Lichtendahl, W. Rodney McMullen, David P. Osborn, Gretchen W. Price, Thomas R. Schiff, Douglas S. Skidmore, Kenneth W. Stecher, John F. Steele, Jr. and Larry R. Webb as directors to hold office until the 2019 Annual Meeting of Shareholders and until their successors are elected and seated.

Directors of Your Company
Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service, relationships and local decision making. The nominating committee’s process to recommend qualified director candidates is described on Page __ under Director Nomination Considerations and Process.

Below are the names of our current directors along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years. For each director, we also describe specific individual qualifications and skills that contribute to the overall effectiveness of our board and its committees.

Biographical Information About Our Directors
(Data as of March 7, 2018)

William F. Bahl, CFA, CIC
Age: 66
Director since 1995
Independent Lead Director
Committees: Nominating (chair), Audit, Compensation, Executive, Investment
Insurance Subsidiary Director
Mr. Bahl is chairman of the board of Cincinnati-based Bahl & Gaynor Investment Counsel Inc. Prior to co-founding Bahl & Gaynor in 1990, he was senior vice president and chief investment officer at Northern Trust Company in Chicago, having previously worked for Fifth Third Bank and Mellon Bank.
Mr. Bahl’s independent registered investment advisory firm performs financial analysis of publicly held securities, advising and managing portfolios for high net worth individuals and institutional clients. His expertise helps support the board’s oversight of our investment operations, which continue to be our main source of profits. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.
Former Public Company Directorships
LCA-Vision Inc. (2005-2014)
Selected Directorships and Memberships
Nonprofit boards benefiting parks, schools, a hospital association and youth organizations

Gregory T. Bier, CPA (Ret.)
Age: 71
Director since 2006
Committees: Audit, Compensation, Investment
Insurance Subsidiary Director
Mr. Bier was the managing partner of the Cincinnati office of Deloitte LLP, an independent registered public accounting firm, from 1998 to 2002. He retired in 2002 after 23 years as a partner of the firm and 35 years of service, beginning in 1967 when he joined Haskins & Sells, which later became part of Deloitte.
Mr. Bier brings to our board relevant experience with accounting and financial reporting, SEC filings, complex corporate transactions and mergers and acquisitions for public companies, including Fifth Third Bancorp, The Procter & Gamble Company, The Midland Company, Cincinnati Financial Corporation and The E.W. Scripps Company.

Former Public Company Directorships
LifePoint Health Inc. (2008-2016)

Selected Directorships and Memberships
Nonprofit boards benefiting several high schools, colleges, social services and civic organizations

Linda W. Clement-Holmes
Age: 55
Director since 2010
Committees: Audit, Compensation, Nominating

Ms. Clement-Holmes retired January 31, 2018, from publicly traded The Procter & Gamble Company. As Procter & Gamble’s chief information officer from 2015 to 2017, Ms. Clement-Holmes led the entire global information technology organization (2,500 IT professionals), set strategic direction and drove technology innovation. From 2010 to 2014, she was senior vice president of Global Business Services and also served as chief diversity officer from 2010 to 2012.
Ms. Clement-Holmes built her expertise in leveraging emerging business technologies to support speed and innovation over a 35-year career at The Procter & Gamble Company. Her aptitude and accomplishments in these areas help our board to effectively evaluate our business processes and technology initiatives, supporting alignment of those initiatives with our strategic goals.

Selected Directorships and Memberships
Member, IT Senior Management Forum
(2000-present)
Board Member, CincyTech (2016-present)
Member, Chief Information Officer Strategy Exchange (2015-2017)
Board Member, Cintrifuse (2016-2017)

Nonprofit boards benefiting women, families and child care, educational and civic organizations, professional IT organizations and the American Heart Association

Dirk J. Debbink
Age: 62
Director since 2012
Committees: Audit, Nominating

Mr. Debbink is chairman since 2007 and chief executive officer since 2012 of MSI General Corporation, a privately owned design/build construction firm. He joined MSI General in 1983, holding various positions of increasing leadership responsibility and serving as the company’s president from 1991 to 2007.
Mr. Debbink has served as a leader of organizations ranging from small firms typical of the company’s commercial policyholders to extremely large organizations, including Reserve Deputy Commander of U.S. Pacific Fleet (170,000 sailors) and Commander, Navy Reserve Force (64,000 sailors). While on active duty with the U.S. Navy, he served as a senior member of the staff of the Chief of Naval Operations in the Pentagon. He has extensive experience in strategic planning and execution, sales, marketing, information technology for a worldwide dispersed workforce, human resources, including pension and profit-sharing plans, and government relationships at the federal level.

Selected Directorships and Memberships
Board Member, U.S. Naval Institute
(2012-present)
Board Member, Fisher House Wisconsin
(2014-present)
Board Member, Froedtert Health System
(2014-present)

Steven J. Johnston, FCAS, MAAA, CFA, CERA
Age: 58
Director since 2011
Chief Executive Officer and President
Committees: Executive (chair), Investment
Insurance Subsidiary Director

Mr. Johnston has been chief executive officer of the company and all subsidiaries, and president of the company and its lead subsidiary, The Cincinnati Insurance Company, since 2011. From 2008 to 2011, he was chief financial officer, senior vice president and secretary for both the company and The Cincinnati Insurance Company, and treasurer of the company.
As chief executive officer of Cincinnati Financial Corporation, Mr. Johnston provides the board with information gained from hands-on management of our operations, identifying our near‑term and long-term challenges, opportunities and strategies. His management and actuarial expertise and his experience driving technology and efficiency improvements combine with his strong communication skills to aid in his role as liaison between the board and the company management team.

Selected Directorships and Memberships
Member, American Academy of Actuaries
(1987-present)
Fellow, Casualty Actuarial Society (1990-present)
Chartered Financial Analyst (1997-present)
Chartered Enterprise Risk Analyst
(2013-present)

Kenneth C. Lichtendahl
Age: 69
Director since 1988
Committees: Audit, Compensation

Mr. Lichtendahl is the director of development and sales for Heliosphere Designs LLC, a private company marketing solar timepieces. From 2011 to 2012, he served as a senior adviser for Nestle Waters of North America, following Nestle’s acquisition of Sweet Leaf Tea, which had acquired Tradewinds Beverage Company in 2010. From 1996 to 2010, Mr. Lichtendahl was president and a director of Tradewinds, a privately owned, Cincinnati-based company formed following the sale of Hudepohl-Schoenling.
Mr. Lichtendahl’s years of service on our board and audit committee supports institutional continuity with company and industry knowledge accumulated through all phases of industry and economic cycles and through our expansion over that period. He brings valuable insights gained in developing customer relationships, ethical practices, high-quality staff and product differentiation that helped turn his company, Hudepohl-Schoenling Brewing Co., into the 10th largest brewer in the United States before its sale in 1996.

Selected Directorships and Memberships
Nonprofit boards benefiting youth, civic and conservation organizations.

W. Rodney McMullen
Age: 57
Director since 2001
Committees: Compensation (chair), Executive, Investment
Insurance Subsidiary Director

Mr. McMullen has been chairman of the board of Kroger since January 2015 and chief executive officer since 2014. Kroger is a publicly traded, Cincinnati-based company and the world’s third-largest retailer. He served as Kroger’s president and chief operating officer from 2009 through 2013.
Mr. McMullen has worked with The Kroger Co.’s board on business strategy initiatives and transactions, including business model transformation, mergers and acquisitions, divestitures and management transitions. His daily experience leading a large public company equips him to understand and guide management decisions and actions related to planning, risk management, investor relations, marketing and capital management.

Other Public Company Directorships
Chairman of the Board, The Kroger Co.
(2015-present)
Board Member, VF Corporation (2016-present)

Selected Directorships and Memberships
Board Member, Cincinnati Center City Development Corporation (2014-present)
Board Member, Cincinnati Business Committee (2015-present)
Board Member, Global Standards 1 (2007-2014)
Board Member, 1WorldSync (2012-2014)

David P. Osborn, CFA
Age: 57
Director since 2013
Committees: Audit, Investment
Insurance Subsidiary Director

Since 2012, Mr. Osborn has been president of Cincinnati-based Osborn Williams & Donohoe LLC. He joined its predecessor firm in 1993, becoming a partner in 2010.
Mr. Osborn draws on more than 30 years of experience as an investment professional to lead his independent investment advisory firm’s dividend growth strategy team. This dividend growth strategy mirrors our own investment strategy, supporting investment committee decisions. His experiences building relationships and setting long-term, strategic business plans enhance board discussions of our company's long-term outlook and strategic planning activities.

Selected Directorships and Memberships
Board Member, Cincinnati Children’s Hospital (2016-present)
Trustee, Greater Cincinnati Foundation
(2017-present)

Nonprofit boards benefiting arts, education, youth services and the care of adults with neurological disorders

Gretchen W. Price
Age: 63
Director since 2002
Committees: Audit (chair), Compensation, Nominating

Ms. Price is executive vice president, chief financial and administrative officer since 2011 of Arbonne International LLC, a beauty and nutritional product company headquartered in Irvine, California. She leads the firm’s financial, accounting, strategy and business planning, operations, information technology, human resources and international functions. She was executive vice president and chief financial officer from 2008 to 2011 of Philosophy Inc., an international, prestige beauty brand based in Phoenix, Arizona.
Ms. Price’s current and past executive positions have developed her expertise in areas of focus for our board, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning. Board discussions and decisions benefit from her knowledge of customer relationship management and distribution chains.

Other Public Company Directorships
Board Member, Beam Inc. (2012-2015)

Selected Directorships and Memberships
Nonprofit boards benefiting fine arts, music, human service programs and student scholarships

Thomas R. Schiff
Age: 70
Director since 1975
Committees: Investment
Insurance Subsidiary Director

Mr. Schiff has been chairman and chief executive officer since 1996 and a director and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. He was the agency’s president from 1983 to 1996. He also is chief executive officer and chairman of Lightborne Properties and Lightborne Communications, privately owned media companies based in the Cincinnati area.
Mr. Schiff’s experience on our board helps provide ongoing insight into how we are serving our primary customer, the independent insurance agent. He contributes to board assessments of the impacts of our decisions on agency operations, including sales, claims, professional advising and financial management. Additionally, he brings the perspective of a large shareholder to our board discussions and decisions.

Selected Directorships and Memberships
Nonprofit boards benefiting fine and performing arts, arts education, a hospital, children’s dental services and general philanthropy

Douglas S. Skidmore
Age: 55
Director since 2004
Committees: Audit, Nominating

Mr. Skidmore has been chief executive officer since 2003 and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based, full-service independent distributor and broker of quality industrial food ingredients. He was president from 1994 to 2013 and marketing manager from 1990 to 1994.
Mr. Skidmore has been responsible in his executive roles for strategic direction, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders. In addition to providing a policyholder view of our products and services, he has management experience that equips him to contribute to the board’s oversight of business processes and technology initiatives.

Selected Directorships and Memberships
Member, Institute of Food Technologists
(1990-present)
Board Member, Athletes in Action (2013-present)
Trustee, Food Ingredient Distributors Association (2005-2015)

Kenneth W. Stecher
Age: 71
Director since 2008
Chairman of the Board
Committees: Investment (chair), Executive
Insurance Subsidiary Chairman

From 2008 to 2011, Mr. Stecher was president and chief executive officer of the company and its lead subsidiary, The Cincinnati Insurance Company. For both companies, he was chief financial officer from 2001 to 2008 and executive vice president from 2006 to 2008. He also was chairman of the lead subsidiary from 2006 to 2008. He served as senior vice president for both companies until 2006, beginning in 1999 for the company and in 1997 for its lead subsidiary.
Mr. Stecher facilitates and guides the business of the board, supporting its effectiveness with his deep knowledge of the company as well as industry challenges and opportunities. Over his long tenure in management, he was responsible for operations and capital management. He served as our face to the analyst and investor communities and as our corporate secretary conversant in governance issues and trends.

Selected Directorships and Memberships
Trustee, American Institute for Chartered Property Casualty Underwriters (2009-present)
Nonprofit boards benefiting Cincinnati-area high schools, college institutions, the United Way of Greater Cincinnati and Prevent Blindness Ohio

John F. Steele, Jr.
Age: 64
Director since 2005
Committees: Audit, Executive
Property Casualty Insurance Subsidiary Director

Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready mixed concrete supplier to the construction industry.
Mr. Steele has provided his firm with corporate oversight and strategic direction of all aspects of business ownership, operations and customer relationships. He brings to our board a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of approximately 40 percent of our commercial general liability insurance premiums.

Selected Directorships and Memberships
Board Member, National Stone, Sand & Gravel Association (2001-2010; 2013-present)
Board Member, Lykins Companies Inc.
(2012-present)
Board Member, Smook Bros. Inc. (2006-2010)
Board Member, Down-Lite International (2015-2016)

Larry R. Webb, CPCU
Age: 62
Director since 1979
Committees: Executive, Investment
Insurance Subsidiary Director

Mr. Webb has been president since 1994 and director since 1980 of Webb Insurance Agency Inc., a privately owned, independent insurance agency based in Lima, Ohio. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977.
Mr. Webb brings to our board his insights as a principal owner of an independent insurance agency, with duties in financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients. His long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951, brings the board deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model. His agency does not advise the company on our insurance needs or sell insurance products or services to the company.

Selected Directorships and Memberships
Board Member, SWD Corporation (2010-present)
Nonprofit boards benefiting cancer research, an airport authority, hospital and cultural organizations

Committees of the Board and Meetings
There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2017:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Bahl	X	X	X	X	X	Chair
Mr. Bier	X	X	X		X
Ms. Clement-Holmes	X	X	X			X
Mr. Debbink	X	X				X
Mr. Johnston	X			Chair	X
Mr. Lichtendahl	X	X	X
Mr. McMullen	X		Chair	X	X
Mr. Osborn	X	X			X
Ms. Price	X	Chair	X			X
Mr. T. Schiff	X				X
Mr. Skidmore	X	X				X
Mr. Stecher	Chair			X	Chair
Mr. Steele, Jr.	X	X		X
Mr. Webb	X			X	X
Number of 2017 meetings	4	4	4	5	6	4

Board members are expected to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2017, all directors attended the Annual Meeting of Shareholders and 100 percent of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the Annual Meeting of Shareholders at the same location. The board of directors will review committee assignments at its meeting on May 5, 2018.

Audit Committee - The audit committee oversees the process of accounting and financial reporting, audits and financial statements of the company. The report of the audit committee begins on Page __.

All of the members of the audit committee are believed to meet the Nasdaq criteria for independence and audit committee membership and the independence criteria of Section 10A-3 of the Exchange Act. Further, Mr. Bahl, Mr. Bier, Mr. Osborn and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee - The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its executive officers and its internal audit officer. The committee also administers the company’s stock compensation and annual incentive compensation plans. The report of the compensation committee begins on Page __.

All of the members of the compensation committee are believed to meet the Nasdaq criteria for independence, qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act. They also are believed to meet the definition of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)) as respects performance based compensation granted prior to November 2, 2017.

Executive Committee - The executive committee exercises the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee - The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee - The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees the corporate governance and compliance policies of the company. Information about the director nomination process begins on Page __.

All of the members of the nominating committee are believed to meet the Nasdaq criteria for independence.

Proposal 2 - Approval of an Amendment to the Company's Code of Regulations to Add Proxy Access for Director Nominations
Under this proposal, the board of directors recommends that our shareholders adopt an amendment to our Code of Regulations (Regulations) to implement proxy access. The proposed amendment is contained in an amended Section 7 and a new Section 8 to our Regulations, a copy of which is attached to this Proxy Statement as Appendix B (the Amendment). Proxy access allows eligible shareholders to include their own nominees for director in the company’s proxy materials along with the candidates nominated by the board of directors. The board of directors approved the Amendment in January 2018. Pursuant to Ohio General Corporation Law and the company’s organizational documents, the Amendment will not become effective unless it is adopted by the affirmative vote of holders of our common shares entitling them to exercise not less than a majority of the voting power of the company on the proposal. The Amendment would become effective upon its adoption by our shareholders. Our board of directors’ decision to approve and seek shareholder adoption of this proxy access amendment reflects its continuing commitment to respond to the views of the company’s shareholders and provide them with a voice in corporate governance matters.

Description of Amendment
The following description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment which is attached hereto in Appendix B. You are urged to read the Amendment in its entirety.

Eligibility of Shareholders to Nominate Directors
Any shareholder or group of shareholders who have maintained continuous qualifying ownership of at least 3 percent of the company’s outstanding common shares for at least the previous three years would be permitted to include a specified number of director nominees in the company’s proxy materials for its annual meeting of shareholders.

Calculation of Qualifying Ownership
To ensure that the interests of shareholders seeking to include director nominees in the company’s proxy materials are aligned with those of other shareholders, a nominating shareholder would be deemed to own only those outstanding common shares of the company as to which the shareholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares. The following shares would not count as “owned” shares for purposes of the amendment:

•	shares sold by the shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

•	shares borrowed by the shareholder or any of its affiliates for any purposes or purchased by the shareholder or any of its affiliates pursuant to an agreement to resell;

•
shares subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the company’s shares, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliate’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or its affiliate.

Number of Shareholder Nominees
The maximum number of shareholder nominees that the company would be required to include in its proxy materials would not exceed the greater of (i) two (2) and (ii) the largest whole number that does not exceed 20 percent of the number of directors in office as of the last day on which a notice may be delivered. If one or more vacancies occur on the board of directors, or the board of directors decides to reduce the size of the board in connection therewith, after the nomination deadline, the nominee limit would be calculated based on the reduced number of directors. Any shareholder nominee who is either subsequently withdrawn or included by the board of directors in the proxy materials as a board of directors nominee would be counted against the nominee limit. The number of directors in office who have been nominated pursuant to the company’s proxy access provisions with respect to any of the two (2) immediately preceding annual meetings would also be counted against the nominee limit. Lastly, any director candidates properly nominated pursuant to Section 7 of the Amendment would be counted against the nominee limit, provided such nominations do not cause the nominee limit under this new Section 8 to total less than one.

Procedure for Selecting Nominees if Limit Exceeded
In the event that the number of shareholder nominees submitted by shareholders exceeds the permitted number, each eligible shareholder would select one shareholder nominee for inclusion in the company’s proxy materials until the permitted number is reached, going in order of the amount (largest to smallest) of shares of the company each eligible shareholder disclosed as owned in its proxy access notice submitted to the company. If the permitted number is not reached after each eligible shareholder has selected one shareholder nominee, this selection process would continue as many times as necessary, following the same order each time, until the permitted number is reached.

Nominating Procedure
In order to provide adequate time to assess shareholder nominees, requests to include shareholder nominees in the company’s proxy materials must be received no earlier than 150 days and no later than 120 days before the one year anniversary of the previous year’s annual meeting of shareholders.

Information Required of All Nominating Shareholders
Each shareholder seeking to include a director nominee in the company’s proxy materials would be required to provide certain information to the company, including:

•	verification of, and information regarding, the stock ownership of the shareholder as of seven days prior to the date of submission and through the record date for the annual meeting;

•	information regarding each director nominee, including biographical and stock ownership information;

•	a description of any arrangement during the past three years with respect to the nomination between the shareholder or its affiliates and the shareholder’s nominee or its affiliates; and

•	any other information relating to the shareholder that is required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Nominating shareholders would also be required to make certain written representations to and agreements with the company, including:

•	lack of intent to change or influence control of the company;

•	intent to maintain qualifying ownership through the annual meeting date;

•	refraining from nominating any person for election to the board of directors other than its director nominees submitted through the proxy access process;

•	engaging and/or participating only in the solicitation of their nominees or board of director nominees;

•	not distributing any form of proxy for the annual meeting other than the form distributed by the company;

•
complying with solicitation rules and assuming liabilities related to and indemnifying the company against losses arising out of the nominating shareholder's communications with the company's shareholders or any of the information that the nominating shareholder provided to the company; and

•	the accuracy and completeness of all information provided to the company.
Information Required of All Shareholder Nominees
Each shareholder nominee would be required to make certain written representations to and agreements with the company, including:

•
an executed agreement, in a form deemed satisfactory by the board of directors (which form shall be provided by the company reasonably promptly upon written request of a shareholder), that such shareholder nominee: (i) consents to being named in the company’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the company if elected, (ii) agrees, if elected, to adhere to the company’s Corporate Governance Guidelines and Code of Conduct and any other publicly available or publicly disclosed company policies and guidelines applicable to directors and (iii) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the company, or any agreement, arrangement or understanding with any person or entity as to how the shareholder nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the company;

•	all questionnaires, representations and agreements required by the company’s Regulations or of the company’s directors generally; and

•
such additional information as necessary to permit the board of directors to determine if such shareholder nominee: (i) is independent under applicable listing standard and applicable rules and regulations of the Securities and Exchange Commission, (ii) has any relationship with the company other than relationships that have been deemed categorically immaterial pursuant to the company’s policies and (iii) would, by serving on the board of directors, violate or cause the company to be in violation of its organizational documents, applicable rules and listing standards or any applicable law, rule or regulation.

Exclusion of Shareholder Nominees
The company would not be required to include a shareholder nominee in the company’s proxy materials if:

•
the nominee is not independent under the listing standards of the principal U.S. exchange upon which the shares of the corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the company's directors;

•
the election of the nominee would cause the company to violate its Regulations or Articles of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the shares of the company are traded, or any applicable law, rule or regulation;

•	the nominee or the nominating shareholder has provided false or misleading information to the company or breached any of their respective obligations under the Amendment;

•	the nominee has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years;

•	the nominee is the subject of a pending criminal proceeding or has been convicted in a criminal proceeding within the past 10 years; or

•	the nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

•	if the nominating shareholder ceases, for any reason, to be an eligible shareholder under the company’s proxy access provisions; or

•
if the nominating shareholder has engaged in or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Securities Exchange Act of 1934, as amended, in support of the election of any individual as a director at the meeting other than its nominee(s) or a nominee of the board of directors.

The board of directors or the person presiding at the annual meeting would declare a director nomination by a shareholder to be invalid, and such nomination would be disregarded, if (1) the director nominee or the shareholder breaches any of their respective obligations under the Amendment or (2) the shareholder does not appear at the annual meeting in person or by proxy to present the nomination.

Supporting Statement
Nominating shareholders would be permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.

Vote Required
The affirmative vote of holders of our common shares entitling them to exercise not less than a majority of the voting power of the company on the proposal is required for approval. Abstentions and broker nonvotes will have the same effect as votes cast against this proposal.

The board of directors recommends that you vote FOR the proposal to adopt the Amendment to the company’s Code of Regulations to add proxy access provisions for director nominations.

Compensation of Nonemployee Directors
In 2017, nonemployee directors were compensated for their board service as follows:

Annual Cash Retainer	$40,000
Annual Stock Retainer	$40,000
Chairman Annual Cash Retainer	$50,000
Lead Director Annual Cash Retainer	$25,000
Independent Committee Chair Cash Retainer	$10,000
Meeting Fees - Cash	$4,500 per board meeting $1,500 per committee meeting (except investment committee) $6,000 per investment committee meeting $7,500 maximum per day
Meeting Fees - Stock	Matches cash meeting fees up to maximum of $60,000 per year

The Committee grants the stock awards for each director’s prior year’s board service under the 2009 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page __. Amounts shown in the Stock Awards column reflect grants awarded under the 2009 Stock Plan at the Committee’s meeting on January 25, 2018, for board service in 2017.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals for certain business events. See Perquisites and Other Personal Benefits, Page __, for details about these benefits. Amounts contained in the All Other Compensation column reflect the aggregate cost of these individual benefits.

The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

2017 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

William F. Bahl	157,500	100,019	8,591	266,110
Gregory T. Bier	106,000	100,019	6,047	212,066
Linda Clement-Holmes	73,000	73,064	2,196	148,260
Dirk J. Debbink	70,000	70,052	8,124	148,176
Kenneth C. Lichtendahl	70,000	70,052	6,369	146,421
W. Rodney McMullen	117,500	100,019	4,909	222,428
David P. Osborn	100,000	100,019	5,770	205,789
Gretchen W. Price	86,000	76,076	1,239	163,315
Thomas R. Schiff	94,000	94,072	1,568	189,640
Douglas S. Skidmore	70,000	70,052	6,240	146,292
Kenneth W. Stecher	134,752	89,129	110,768	334,649
John F. Steele, Jr.	85,000	85,036	5,466	175,502
Larry R. Webb	104,500	100,019	9,724	214,243

(1)
Mr. Johnston is a director and the chief executive officer and president of the company. Compensation for Mr. Johnston is shown in the Summary Compensation Table and supporting disclosure beginning on Page __. Mr. Johnston receives no additional compensation for his service as a director.

(2)
Stock awards for nonemployee directors under the Directors Stock Plan of 2009 were valued at full fair market value determined by the average of the high and low sales price on Nasdaq on January 25, 2018, the date of grant, times the number of shares awarded. The per share fair market value on January 25, 2018, was $77.24. The number of shares granted to directors reported in this column were: 1,295 to Mr. Bahl; 1,295 to Mr. Bier; 946 to Ms. Clement-Holmes; 907 to Mr. Debbink; 907 to Mr. Lichtendahl; 1,295 to Mr. McMullen; 1,295 to Mr. Osborn; 985 to Ms. Price; 1,218 to Mr. T. Schiff; 907 to Mr. Skidmore; 1,154 shares for Mr. Stecher; 1,101 to Mr. Steele; and 1,295 to Mr. Webb

(3)
For Mr. Stecher, includes salary of $58,423 for his service as an employee until his retirement on January 31, 2017, and $43,277 for 20 unused vacation days that vested upon his retirement. For all directors, amounts shown in this column reflect perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page __.

Proposal 3 - Approval of the Cincinnati Financial Corporation Nonemployee Directors' Stock Plan of 2018

Purpose
The board of directors (the Board) of the company has approved and recommends shareholder approval of the proposal to adopt the Cincinnati Financial Corporation Nonemployee Directors’ Stock Plan of 2018 (2018 Plan). The 2018 Plan replaces and supersedes the shareholder-approved Cincinnati Financial Corporation Nonemployee Directors’ Stock Plan of 2009 (2009 Plan) that was set to expire in January 2019. The purpose of the 2018 Plan is to enable the company to attract and retain the services of experienced and knowledgeable outside directors and to strengthen the alignment of interests between outside directors and the shareholders of the company through the increased ownership of shares of the company’s common stock. This purpose will be accomplished by granting directors shares of common stock as a part of their annual compensation.

The total number of shares to be available under the 2018 Plan is 300,000 shares of the company’s $2.00 par value common stock. The 2009 Plan, which has 108,668 shares remaining, will terminate upon shareholder approval of the 2018 Plan; however, any awards granted prior to that date may extend beyond it.

2018 Plan Description
Under the 2018 Plan adopted by the Board in January 2018, the compensation committee of the Board is authorized to grant outside directors restricted shares of common stock.

The compensation committee has full power, authority and discretion to administer and interpret the Plan and to establish rules for its administration, subject to the limits described below. Therefore, the future benefits or amounts that would be received by the outside directors as a group are not determinable at this time. Grants to outside directors under the 2009 Plan for board service in 2017, are shown in the “2017 Director Compensation” table on Page __.

Eligibility. All directors of the company who are not officers or employees of the company are eligible. Such individuals are referred to throughout the 2018 Plan as “outside directors.”

Grant of Shares. Commencing with the year 2019 and each year thereafter that the 2018 Plan is in effect, the compensation committee may grant outside directors whole shares of common stock with a fair market value on the date of grant equal to the sum of (i) the annual cash retainer (currently $40,000) earned by the outside director in the preceding year, plus (ii) the director fees earned by such outside director for attendance at board and committee meetings during the prior calendar year, but not to exceed $100,000 worth of common stock for meeting fees in any calendar year. Such grants are compensation in addition to cash compensation earned for board service. Pursuant to the terms of the 2018 Plan, shares awarded will be subject to a three-year holding period and not transferrable, except upon death, following the date of grant; provided, however, that such shares may be transferred to members of such director’s immediate family for estate planning purposes. We believe that the grant of a stock award under the plan will result in ordinary taxable income to the director in an amount equal to the value of the stock award on the date of grant, and that the company will be entitled to a tax deduction for the same amount.

A total of 300,000 shares are available to be awarded under the 2018 Plan. Share awards are valued at fair market value determined by the average of the high and low sales price quotations for common stock of the company on the Nasdaq Global Select Market on the day of the grant. The 2018 Plan permits the number of available shares to be adjusted for stock dividends, stock splits and other changes in capitalization of the company.

Plan Administration. The 2018 Plan is an unfunded plan and will be administered by the compensation committee of the Board, which must include at least two directors who are “nonemployee directors” within the meaning of SEC Rule 16b-3.

Amendment and Termination. The compensation committee may at any time or times amend the 2018 Plan or any outstanding award of shares of common stock for any purpose which may at the time be permitted by law, and may at any time terminate the 2018 Plan as to future grants of shares of common stock; provided, that except as otherwise expressly provided in the 2018 Plan, the compensation committee may not, without the consent of the outside director, alter the terms of an award so as to affect adversely such outside director’s rights under the award, unless the compensation committee expressly reserved the right to do so at the time of the award.

The 2018 Plan will terminate on the 10th anniversary of the date it is approved by the Board unless an earlier termination date is fixed by action of the Board, but no such termination will affect the prior rights under the 2018 Plan of the company or of any outside director to whom shares have been granted prior to such termination.

Summary
By approving the 2018 Plan, the company can attract and retain experienced and knowledgeable outside directors, as well as strengthen the alignment of interests between outside directors and the shareholders of the company by offering a stock-based compensation to outside directors.

Vote Required
The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required for approval. Votes to abstain will have the same effect as votes against the proposal. Broker nonvotes will have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the proposal to adopt the Cincinnati Financial Corporation Directors' Stock Plan of 2018.

Governance of Your Company

2017 Governance Highlights
In 2017, the company continued to follow its strong governance policies and practices to benefit shareholders. Highlights included:

•
Proxy Access - The board is committed to strong governance. It keeps abreast of developing governance practices and adopts those that it believes are appropriate for our company and its shareholders. Continuing its commitment, in 2017, the board determined that our shareholders should consider amending our Code of Regulations to allow proxy access director nominations. It believes that the provisions and terms of amendments to governing documents to allow proxy access are now well developed, widely accepted, and provide a meaningful mechanism that allows shareholders to nominate director candidates. Accordingly, shareholders are asked to approve a proxy access amendment to the company's Code of Regulations at the 2018 Annual Meeting of Shareholders. Information about this proposal can be found at Proposal 2 - Approval of an Amendment to the Company's Code of Regulations to Add Proxy Access for Director Nominations beginning on Page ___.

•
Majority Voting - Directors were elected by the new majority voting standard in 2017. The board believes that implementation of this voting standard gives shareholders a more meaningful voice in electing our directors and reinforces our commitment to accountability and strong corporate governance practices. Majority voting will again apply to the uncontested election of directors at the 2018 Annual Meeting of Shareholders.

•
Cybersecurity - Cybersecurity is a growing threat for all companies. For the third year in a row, the audit committee increased its understanding of the company’s cybersecurity risk by engaging third-party experts to test and audit the company’s cybersecurity program structure and capabilities.

•
Board Refreshment and Composition - Informed by feedback from its annual board self-evaluation, engagement with investors each year and our Corporate Governance Guidelines, the board continuously assesses the composition of the board of directors. Its goal is to balance independence, board size, tenure, and diversity of experience, skills, competencies and other qualities of current directors and future director candidates to best structure and govern itself in the short- and long-term and provide effective oversight of management for the benefit of shareholders.

•
Succession Planning - Succession planning at all levels is important to the long-term success of the company. In 2017, the board continued its practice of attending meetings of the subsidiary boards during which more than a dozen executives provide reports. These meetings provide the directors with opportunities to become familiar with this level of management, assess their development over time and gain in-depth knowledge about the company’s operating businesses. In 2017, the board also discussed potential management succession candidates with the chief executive officer at one of its regular meetings.

Governance Policies and Practices
Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct applicable to all associates of the company. The nominating committee reviews these documents annually and, when appropriate, recommends changes for the board’s consideration and approval. These guidelines and codes are available on cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct - Our Code of Conduct applies to all of our associates, including our officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline - Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Transcripts of all calls are reported to the audit committee.

Board Leadership and Executive Sessions - The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the other directors. Currently, the offices of chairman of the board and chief executive officer are separated. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer. The board believes that the separation of the offices of the chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time.

When the chairman of the board is not an independent director, the board appoints the chairman of the nominating committee as the board’s lead independent director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest and participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, without management present, at every regularly scheduled meeting of the board of directors.

Stock Ownership Guidelines - Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. As of December 31, 2017, all of our directors and executive officers were in compliance with the guidelines. Director and Officer Ownership Guidelines are available on cinfin.com/investors.

Risk Management - The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. The subject of risk management is a recurring agenda item for which the board receives a report at each regularly scheduled board meeting from the chief risk officer, including in-person reports twice each year. The chief risk officer has direct access to all members of the board of directors.

Additionally, the charters of certain of the board’s committees assign oversight responsibility for particular areas of risk. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Our nominating committee oversees risk associated with our corporate governance and legal and regulatory and other nonfinancial compliance activities. Our compensation committee oversees the risk related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Board Evaluations - The board annually conducts a self-evaluation. Led by the lead independent director, feedback from individual directors is reviewed and discussed first by the nominating committee and then with the entire board. These discussions include specific governance topics such as director tenure, board refreshment and composition as well as the diversity of experience, skills, competencies and other qualities of current directors and future director candidates. The board intends for this annual process to help inform its decisions about how to best structure and govern itself in the short- and long-term enabling it to provide effective oversight of the company for the benefit of shareholders.

Director Independence - Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner (other than a limited partner), controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of January 26, 2018: William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, David P. Osborn, Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr. A majority, 10 of our current 14 directors, meet the applicable criteria for independence under Nasdaq listing standards.

Board Structure and Tenure - The board balances its independence, size and tenure. Over time and without unnecessary disruption, its goal is to achieve a board with at least 75 percent of its directors qualifying as independent. The insurance business is complex, requiring new directors to develop a deep understanding of both our insurance operations and investment activities. Once this knowledge is acquired, the board hopes that these directors will continue their board service for a significant period. As a consequence, the board expects the average tenure of its independent directors to be higher than average.

Director Nomination Considerations and Process - The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or renomination, including service on other public company boards. When a director is considering service on another public company's board, that director notifies the chairman of the board and the chairman of the nominating committee. Each year, when considering a director for re-nomination for election to the board, the nominating committee considers a director's service on other public company boards, weighing the potential benefit to our company against any potential negative impact of such service.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs an initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and the skills and competencies that may be identified by the committee or the board as desirable in future director candidates. As it believes is appropriate, the committee may discuss the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, business acumen, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors that satisfy the needs of the board.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on cinfin.com/investors. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership and the board’s independence requirements.

Since the 2017 Annual Meeting of Shareholders, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating with the Board - Shareholders may direct a communication to board members by sending it to the attention of the corporate secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the corporate secretary will be forwarded to directors. The board welcomes shareholder communication and has instructed the corporate secretary to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board members with summary information regarding correspondence.

Certain Relationships and Transactions
The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5 percent or more of our outstanding common shares. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:

•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

•	Whether the transaction would impair the independence of a director

•	Whether the transaction would be fair

•	Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase our insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions preapproved.

The following transactions in 2017 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:
Thomas R. Schiff is a director of Cincinnati Financial Corporation and the chief executive officer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. Our subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. fees and commissions of $6,121,481. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $1,017,181. John J. & Thomas R. Schiff & Co. Inc. paid rent to the company in the amount of $122,445 for office space located in the headquarters building and purchased property casualty insurance from our insurance subsidiaries for premiums totaling $131,470.

Dirk J. Debbink is a director of Cincinnati Financial Corporation and principal owner, director and chief executive officer of MSI General Corporation, and is a control person for several development limited liability companies, which on a consolidated basis purchased property casualty and life insurance from our insurance subsidiaries for premiums totaling $152,553.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director and chief executive officer of Skidmore Sales & Distributing Company Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $686,796.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $629,624.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $1,197,803 as compensation for selling the company’s insurance products to the agency’s clients. This agency does not advise the company on our insurance needs or sell insurance products or services to the company.

A director and three executive officers, including our chief executive officer, have immediate family members employed by the company in nonofficer positions. Each of these three associates has been employed by the company from five to 19 years. Compensation earned by each associate, consisting of salary, incentive bonus, stock based compensation and perquisites ranges from $121,879 to $155,958, and was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Compensation of Named Executive Officers and Directors

Proposal 4 - Say-on-Pay: Advisory Vote on Compensation of Named Executive Officers
We conduct a say-on-pay vote each year at the annual shareholder meeting. This say-on-pay vote is required by Section 14A of the Securities Exchange Act of 1934 (Exchange Act) and the related rules of the SEC. Although the say-on-pay vote is nonbinding, the compensation committee (Committee) considers the voting results as part of its annual evaluation of our executive compensation program. The annual frequency was selected by more than 90 percent of our shareholders who voted on the proposal at our 2017 Annual Meeting of Shareholders.

In 2017, a year in which a record-level of insured losses from hurricanes, wildfires and other catastrophic weather events challenged our industry, your company delivered strong operating results and financial performance that benefited shareholders with one-year and three-year total shareholder return of 2.4 percent and 60.2 percent respectively; a VCR of 22.9 percent; a 17.1 percent increase in book value; and a 30.0 percent increase in cash dividends declared, including the special cash dividend declared in the fourth quarter of 2017. This strong performance generated payouts of annual incentive compensation at the maximum level and payouts of performance restricted stock units at target levels for our named executive officers.

Please read the Compensation Discussion and Analysis section for more detailed information about our executive compensation program and decisions to inform your vote on the following say-on-pay proposal:
“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the Cincinnati Financial Corporation 2018 Annual Shareholder Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and narrative disclosure.”

Vote Required
The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required for approval. Votes to abstain have the same effect as votes against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

Report of the Compensation Committee
The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2018 proxy statement.

Submitted by the compensation committee:

W. Rodney McMullen (chair), William F. Bahl, Gregory T. Bier,
Linda W. Clement-Holmes, Kenneth C. Lichtendahl and Gretchen W. Price

Compensation Committee Interlocks and Insider Participation
W. Rodney McMullen, William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Linda W. Clement-Holmes, Kenneth C. Lichtendahl and Gretchen W. Price served on the compensation committee for all or part of 2017. During 2017, none of the compensation committee members were officers, employees or former officers of Cincinnati Financial Corporation.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the compensation committee (Committee) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers for 2017, who were:

Name	Title
Steven J. Johnston	President and Chief Executive Officer
Jacob F. Scherer	Chief Insurance Officer and Executive Vice President
Michael J. Sewell	Chief Financial Officer and Senior Vice President
Martin F. Hollenbeck	Chief Investment Officer and Senior Vice President
Martin J. Mullen	Chief Claims Officer and Senior Vice President

Executive Summary
Overview
Cincinnati Financial Corporation is one of the 25 largest property casualty insurers in the nation, based on net written premium volume from our insurance subsidiary. The U.S. property casualty insurance industry is a highly competitive marketplace with more than 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, which offer standard market property casualty and/or surplus lines and life insurance products as we do, seeking to increase our share of these multibillion-dollar markets. Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. The objective of our executive compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent. We believe that as an associate’s level of responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation program aims to tie a meaningful level of each officer’s compensation to awards that require achievement of the primary financial objectives by which we measure the company’s performance, creating a firm link between pay and performance.

2017 Business and Financial Highlights
In 2017, a year in which a heightened level of insured losses from hurricanes, wildfires and other catastrophic weather events challenged our industry, your company delivered strong operating results and financial performance that benefited shareholders with one-year and three-year total shareholder return of 2.4 percent and 60.2 percent, respectively; a 17.1 percent increase in book value; and a 30.0 percent increase in cash dividends declared, including the special cash dividend declared in the fourth quarter of 2017. This strong performance generated payouts of annual incentive compensation at the maximum level and payouts of performance restricted stock units at target levels for our named executive officers. Highlights of our company's strong year included:

•
Our sixth consecutive year of underwriting profit with a combined ratio of 97.5 percent. In 2017, our efforts to further segment our renewal and new business opportunities with better pricing precision and risk-selection decisions continued to benefit underwriting performance, but were offset by less favorable reserve development on prior accident years and losses from natural catastrophes.

•	An all-time record-level of consolidated property casualty new business written premiums at $626 million, up 14 percent, driven by new agency appointment contributions.

•
A 6 percent increase in consolidated property casualty net written premiums. The increase in premiums reflects our growth initiatives, modest average price increases for most lines of business and a higher level of insured exposures.

•
A $107 million increase in full-year 2017 life insurance subsidiary net income, including a $111 million benefit from revaluation of deferred income taxes due to tax reform, partially offset by less favorable mortality experience.

•	$17.708 billion in consolidated cash and invested assets, up 9 percent over the prior year.

•	A 2 percent increase in pretax investment income to a record $609 million, net of expenses, reflecting a 6 percent increase in equity portfolio dividends and a 1 percent growth in interest income.

•
A value creation ratio (VCR) of 22.9 percent, exceeding that measure for all nine of the companies in our peer group. Excluding the 7.0 percentage point benefit to the ratio from revaluation of deferred income taxes due to tax reform, our VCR would nevertheless have exceeded our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017. Excluding 2017 effects on VCR from revaluation of deferred income taxes due to tax reform, for our company and peers, also would have resulted in our VCR exceeding that measure for all nine companies in our peer group.

We consider VCR to be our primary performance metric for two reasons. First, we believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Second, as demonstrated in the chart below, the VCR has historically been directly correlated to the returns experienced by our shareholders for their investment in our common stock over the long term.

Start with $1 Invested in 1987...
We believe that when we operate our business to achieve a VCR consistently within our targeted range, we create value for shareholders over time, through share price appreciation and dividends paid to shareholders that have increased for 57 consecutive years. Through the cash dividends paid and share repurchases, we returned $492 million to shareholders in 2017, and $1.256 billion during the three years ended December 31, 2017.

Relationship Between Company Performance and
Chief Executive Officer Compensation
Generally the Committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, that compensation for the named executive officers, including the chief executive officer, will be higher than when the company’s performance lags its peers. Accordingly, the primary performance metrics for both annual and long-term performance-based compensation are calibrated to the company’s performance compared with the companies in the peer group. At the same time, the Committee expects compensation to directionally correlate with the company’s actual performance for these metrics, particularly when considered over the long term. The following graph illustrates the directional relationships between company performance, based on the two primary performance metrics used in our performance-based awards, and the compensation of our chief executive officer for each of the three years ending 2017.

CEO Pay for Performance
(Dollars in millions)

69.1%
60.6%
60.2%
22.9%
14.5%
3.4%
$1.94
$2.16
$3.71
$4.25
$4.22
$4.98
2015
2016
2017
Realized Compensation
SCT Total Compensation
1-Year VCR
3-Year TSR

CEO Pay for Performance	2015	2016	2017
SCT Total Compensation	$2,163,984	$4,249,903	$4,978,956
Realized Total Compensation(1)	$1,936,016	$3,711,998	$4,217,970
1-Year VCR	3.4%	14.5%	22.9%
3-Year TSR(2)	69.1%	60.6%	60.2%

(1)
Realized compensation is the sum of salary and annual incentive cash compensation reported in the Summary Compensation Table for the year plus the value realized from the exercise of stock options and vesting of time-vesting or performance-based restricted stock units, if any, reported in the Option Exercises and Stock Vested table for the year.

(2)	3-Year Total Shareholder Return is total shareholder return for the 3-year performance period ending December 31 of a given year, as calculated by and displayed on Bloomberg LP.

Over the last three years, compensation for our chief executive officer varied in line with overall company performance, even as the Committee adjusted base annual salary and targets for performance-based compensation. Payouts of annual incentive and long-term performance-based awards throughout the period also directly align with company performance.

	Annual Incentive Compensation (VCR)				Long-Term Performance-Equity Compensation (3-Year Total Shareholder Return)
	Baseline Award Placement Relative VCR	Adjustments for Growth and Profitability	Final Relative Award Placement*	Performance Level Earned	Performance Relative to Peer Companies	Performance Level Earned
2017	> 9 Peers	None	> 9 Peers	Maximum	> 5 Peers	Target
2016	> 8 Peers	+1	> 9 Peers	Maximum	> 5 Peers	Target
2015	> 4 Peers	N/A	> 4 Peers	Threshold	> 4 Peers	Threshold

*
For the annual performance period ending December 31, 2017, the company's VCR exceeded that of all nine of the Peer Group companies, achieving the maximum award placement level. The additional performance goals for net written premium growth and combined ratio were not met and did not affect final award placement or payout. For the annual performance period ending December 31, 2016, the company's VCR exceeded that of eight Peer Group companies and achievement of the additional performance goals for net written premium growth and combined ratio were met and increased relative peer placement by one, but did not affect award payout. For annual performance period ending December 31, 2015, annual incentive compensation payouts were determined by the company's performance based on the single performance metric of relative VCR.

Our performance over the last three years exceeded the median of the nine companies of our peer group as measured by three-year total shareholder return. As suggested by the Three-Year Relative Pay for Performance graph below, total realizable compensation2 for our chief executive officer and the other named executive officers over the same period remains comparatively low, ranking near the 22nd percentile, largely reflecting the size of several of the companies included in the peer group. Because we do not benchmark executive compensation to the peer group, our performance is judged against those companies with whom we compete every day for each insurance policy we write, regardless of the size of those companies.

2Three-year total realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: salary paid, discretionary cash bonus, nonequity incentive compensation paid, amounts realized from the exercise of stock options or vesting of stock awards, the intrinsic value of exercisable “in the money” stock options and the grant date fair value of time vesting and target-level performance-based restricted stock or restricted stock unit awards, for the three years ending December 31, 2016, the most recent year for which such data is available.

Three-Year Relative Pay for Performance
(2015-2017)

100th
50th
0%
NEOs
CEO
0%
50th
100th
3-Year Total Shareholder Return vs. Peer Group (percentile)
3-Year Total Realizable Compensation vs. Peer Group (percentile)

Results of 2017 Advisory Vote to Approve Executive Compensation
At the 2017 Annual Meeting of Shareholders, more than 97 percent of the votes cast were in favor of this proposal. The Committee believed this favorable outcome demonstrated support of its decisions and our overall executive compensation program. Our annual discussions with investors confirm this belief. All of the shareholders contacted during our annual investor engagement efforts in 2017 favorably commented on the company’s executive compensation program, criteria for performance-based awards and overall level of pay. The Committee made no material changes in the structure of our compensation program in 2017 as a result of feedback from investors, but it did change the basis for determining the number of nonqualified stock options granted to executive officers (see Page __). At the 2018 Annual Meeting of Shareholders, we will again hold an advisory vote to approve executive compensation (see Page __). The Committee will continue to consider the results of these annual advisory votes and feedback from investor outreach in its deliberations about our executive compensation program.

Executive Compensation Practices
The Committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

We Do	We Don’t
Link Pay to Performance - The majority of pay awarded by the Committee to each executive officer each year is tied to achievement of short- and long-term performance objectives and changes in the market value of the company’s common stock.
Use Employment Contracts - We employ all of our executive officers at will.
Review Data Sheets - Each year the Committee reviews data recounting the compensation history for each executive officer. For the named executive officers, the Committee additionally reviews compensation and performance data for the companies in the peer group before making executive compensation decisions.

Benchmark Executive Compensation - We review compensation program structures and resulting payouts of the companies in our Peer Group to maintain an awareness of pay levels and practices. We do not benchmark the compensation we pay our named executive officers to achieve a specific level of pay, for example "above the median" of our Peer Group.

Mitigate Excessive Risk - Compensation earned from performance-based awards is capped and is subject to clawback policies and provisions. Company-level performance objectives relative to peers minimizes the ability of any single individual or business unit to control its own performance-based compensation. The Committee’s authority to exercise negative discretion and eliminate payment of any award also is a powerful risk control.
Pay Dividends or Dividend Equivalents - We do not pay dividends or dividend equivalents on unvested stock awards.
Use Double-Trigger Change in Control Provisions - Both our annual incentive and stock-based compensation plans include double-trigger change in control provisions.
Reprice or Exchange Stock Options - We do not reprice or exchange stock options. We consider stock options to be performance-based compensation that links the financial success of our associates to shareholders. Since shareholders cannot reprice or exchange their shares, neither do we.

Perform Compensation Risk Assessments - Our chief risk officer performs this assessment each year, and it is considered by the Committee as part of its decision making process.
Include Stock-Based Awards in Calculations for Pension or Other Retirement Benefits - Our pension is calculated based on salary only, and our matches to 401(k) and Top Hat Savings Plan contributions are limited to cash compensation.

Track Compliance with Ownership Guidelines - All of our directors and executive officers are in compliance with our published stock ownership guidelines.
Allow Hedging Transactions by Executive Officers or Directors - Our Securities Trading Policy prohibits transactions such as short sales, prepaid forward sales contracts or other hedging transactions that we believe decouple the director’s or officer’s interests from those shared by our shareholders generally.

Greater Emphasis on Long-Term Performance with Program Changes Effective in 2017
In 2016, the Committee undertook a comprehensive study of our executive compensation program. Its objective was to determine whether the program was structured to deliver appropriate levels of long-term stock-based compensation for successful long-term performance. During its 2016 study, the Committee studied the historical changes to our structure and payouts of our performance-based awards compared with the company's performance and modeled scenarios of various allocations of award types, including estimated changes in burn rates and shareholder value transfer for various levels of stock-based awards. Information about executive compensation program structures and award types used by the Peer Group companies, particularly the four Peer Group companies that were closest to us in market capitalization, was studied by the committee to maintain an awareness of pay levels and practices. The committee also considered feedback from annual engagements with investors in recent years.

Following this study, the Committee concluded that it was satisfied with the overall program structure, the level of short-term cash compensation; the rigor of the performance objectives, goals and targets, and its use of relative performance measures compared with the Peer Group. It also concluded that the long-term stock-based compensation elements of the program were underweighted. It determined that one of the reasons for the program's underweighting of stock-based compensation was the methodology historically used by the company for determining the number of nonqualified stock options. Beginning with stock option grants in 2017, the Committee determines the number of stock options by dividing the targeted dollar amount allocated for stock options by the intrinsic value of the option on the date of grant instead of the full value per share on the date of grant. The committee also increased the level of time-vesting restricted stock units. No changes were made to awards of performance-based restricted stock units. Details about how target levels of nonqualified stock options, PSUs and RSUs were determined for the named executive officers in 2017 can be found beginning on Page ___, Long Term Stock Based Compensation.

Following the changes to the program introduced in 2017, the Committee does not expect to make additional structural changes in the near term.

Components of Compensation
Total direct compensation (TDC) is the compensation annually determined or awarded each year by the Committee. TDC generally is the sum of three components: base annual salary, target levels of annual incentive cash compensation and long-term equity compensation comprised of target levels of performance-based and service-based equity compensation. As illustrated in the following charts, in 2017, approximately 69 percent of TDC awarded to the chief executive officer and 56 percent of the TDC awarded to the other named executive officers was considered performance-based and not guaranteed.
Base Annual Salary
We use base annual salary to attract executive talent and to provide adequate and stable compensation. The Committee reviews and sets base annual salaries for the named executive officers each year. In determining base annual salary, the Committee considers:

•	The officer’s role and responsibilities,

•	Fairness, as compared with officers with similar responsibilities, experience and performance,

•	Current compensation level, and

•	Individual performance.
Base annual salaries may be adjusted to reflect annual merit increases, if any; promotions or changes in role or responsibilities; and market adjustments.

The base annual salaries for the named executive officers were adjusted in February 2017 to recognize the strong individual contribution of each officer to the company’s strong performance in the prior year. On average, base annual salary for the group increased approximately 3.9 percent. On an individual basis, each named executive officer’s salary was adjusted as follows:

•	For Mr. Johnston, an increase of 3.7 percent to $1,000,000;

•	For Mr. Scherer, an increase of 3.7 percent to $925,654;

•	For Mr. Sewell, an increase of 3.7 percent to $816,667;

•	For Mr. Hollenbeck, an increase of 5.0 percent to $681,718; and

•	For Mr. Mullen, an increase of 8.5 percent to $575,525.

Annual Incentive Compensation
We pay annual incentive compensation to encourage achievement of key short-term performance objectives believed to be important for achievement of longer-term strategic goals. Under the shareholder-approved Annual Incentive Compensation Plan of 2009, as amended (2009 Annual Incentive Plan), each executive officer is eligible to annually receive an award of up to $3 million in cash based on achievement of specific performance-based criteria.

The 2009 Annual Incentive Plan offers a wide range of performance objectives from which the Committee may choose. The specific performance objectives, hurdles and targets for each year are contained in the award agreements delivered to the individual officer. The 2009 Annual Incentive Plan also features a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals and awards granted before November 2, 2017, may qualify as performance-based, tax-deductible executive compensation.

Performance Objectives
From 2009 through 2015, the Committee used our one-year value creation ratio (VCR) relative to our peer group as the single performance objective for our annual incentive compensation awards. We believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. The value creation ratio is a two-part metric: 1) our rate of growth in book value per share, plus 2) the ratio of dividends declared per share to beginning book value per share. For the period 2013 through 2017, we targeted an annual value creation ratio averaging 10 percent to 13 percent as our primary performance goal.

Beginning in 2016, the Committee uses a multi-metric formula that retained the relative VCR performance objective as the primary performance metric for annual incentive compensation and added two more performance objectives: 1) revenue as measured by property casualty net written premium growth (premium growth goal), and 2) underwriting profitability as measured by the combined ratio (combined ratio goal). The Committee added these performance objectives to emphasize the importance of consistent profitable premium growth by increasing the influence of these annual operating measures on the determination of annual incentive compensation award payout levels. When both operating goals of premium growth and combined ratio are achieved, the company's relative placement among the peer group companies may be improved by up to three placements to determine the final award placement. For the named executive officers, the maximum effect of the addition of these two performance objectives is capped at one additional payout level, for example from a threshold to a target level payout, but not from a threshold to a maximum level payout.

Setting Target Amounts
Target amounts for annual incentive compensation are set by the Committee each year as a percentage of the named executive officer’s salary. In 2017, the percentage of salary ranged from 65 percent to 110 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2017, Mr. Johnston was assigned to the chief executive officer’s tier for which the target level award was 110 percent of base annual salary. The remaining named executive officers were assigned to Tier I for which target level awards were 65 percent of base annual salary.

Determining Final Award Placement
Determination of the final award placement is a three-step process:

•
Step 1 - The Committee determines the company's baseline award placement among the peer group companies based on relative VCR. As in prior years, when the company's VCR exceeds the VCR of one or more of the companies in the peer group, the company's baseline award placement increases by one for each peer group company exceeded.

•
Step 2 - The Committee determines whether the company achieved the pre-established premium growth goal. For 2017, the growth goal was 2.0 percent or more. If the company does not achieve the growth goal, then the final award placement is the baseline award placement determined in Step 1. If the growth goal is achieved, then the final award placement is determined by Step 3.

•	Step 3 - The Committee determines the achievement of the final award placement based on achievement of the combined ratio goal. The combined ratio goal for 2017 awards is as follows:

◦	When the combined ratio is 95.0 percent or better, the company's baseline award placement improves by one placement.

◦	When the combined ratio is 93.0 percent or better, the company's baseline award placement improves by two placements.

◦	When the combined ratio is 91.0 percent or better, the company's baseline award placement improves by three placements.

If the company does not achieve the combined ratio goal, then the final award placement is the baseline award placement determined in Step 1.

Setting Performance Hurdles
Performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the final award placement must exceed three of the nine peer companies to achieve the threshold hurdle, must equal or exceed five peer companies to achieve the target hurdle and must equal or exceed seven peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target. If the final award placement does not exceed at least three of the peer companies, no annual incentive compensation is earned or paid.

Calculating the Annual Incentive Award Earned

Step 1: Determining the Baseline Award Placement Using Relative VCR
As shown in the following chart, for 2017, the company achieved a value creation ratio of 22.9 percent, which exceeded the value creation ratio achieved by all nine peer companies. This established the baseline award placement of exceeding nine companies.

One-Year Value Creation Ratio
22.9%
16.9%
13.3%
12.7%
10.6%
8.7%
8.4%
7.8%
-0.7%
-14.3%
Cincinnati
Allstate
Selective
Markel
W.R. Berkley
Travelers
United Fire
Hanover
State Auto
Hartford

Step 2: Determining Achievement of Premium Growth Goal
The premium growth goal for awards granted in 2017 was 2.0 percent or more. The company reported property casualty net written premium growth of 6.0 percent, satisfying the 2017 premium growth goal.

Step 3: Determining Achievement of Combined Ratio Goal
The company reported a property casualty combined ratio of 97.5 percent, which failed to satisfy the combined ratio goal.

Because the company did not achieve the combined ratio goal, the final award placement is the baseline award placement determined in Step 1, specifically a final award placement that exceeds nine of the peer group companies. A final award placement that exceeds all nine of the peer group companies satisfies the performance hurdle for a maximum award payout of 200 percent of target. The final award placement excluding 2017 effects on VCR from revaluation of deferred income taxes due to tax reform, for our company and the companies in the peer group, also would have exceeded all nine of the peer group companies.

The following formula is used to calculate the annual incentive award earned:

Base Annual Salary X Tier Target % X Performance Factor (0 - 200%)

The following table shows how the formula was applied and the actual amounts earned for 2017.

Name	Base Annual Salary ($)	Tier Target % of Base Annual Salary	2016 Performance Factor (Maximum) (%)	2016 Annual Incentive Cash Compensation ($)
Steven J. Johnston	1,000,000	110	200	2,200,000
Jacob F. Scherer, Jr.	925,654	65	200	1,203,350
Michael J. Sewell	816,667	65	200	1,061,667
Martin F. Hollenbeck	681,718	65	200	886,234
Martin J. Mullen	575,525	65	200	748,182

Long-Term Stock-Based Compensation

General
We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to full-time salaried associates of the company who are in good standing. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the company’s success. Although we do not have access to information about broker accounts, we estimate that approximately 80 percent of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers help the Committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at cinfin.com/investors.

Stock-based awards granted to all associates in February 2017, totaled less than 1 percent of total shares outstanding. In 2017, approximately 43 percent of all stock-based awards were granted to the company’s executive officers, including the named executive officers, and approximately 57 percent were granted to nearly 3,300 other company associates. All stock-based awards are granted at 100 percent of fair value on the date of grant.

Types of Stock-Based Awards
The Committee grants three types of stock-based awards to the named executive officers: nonqualified stock options, performance-based restricted stock units (PSUs) and service-vesting restricted stock units (RSUs). The Committee finds these awards effective because stock options have value only if there is a corresponding increase in value recognized by shareholders, while PSUs focus executives on the sustained long-term performance of the company regardless of short-term stock price fluctuations. RSUs further emphasize the long-term focus and strengthen the alignment of financial interests shared by executives and shareholders, and supports retention of executive talent. Both stock options and PSUs granted prior to November 2, 2017, were intended to qualify as performance-based, tax-deductible executive compensation. The named executive officers also are eligible to receive shares under the Holiday Stock Plan. We do not pay dividends or dividend equivalents on unvested stock-based awards.

Stock Options - For the named executive officers, the Committee uses nonqualified stock options that vest and become exercisable in equal amounts over the three years following the grant date. We consider stock options to be performance-based compensation, because the associate recognizes value only if the market value of our stock appreciates over time. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally. When the stock price does not increase, the stock options do not have value. We do not, and have not, backdated, repriced or exchanged stock options.

PSUs - For the named executive officers, the Committee uses PSUs that cliff vest after three years if performance targets are achieved. PSUs tie vesting of a portion of stock-based compensation to performance goals, and the three-year performance period for awards of PSUs reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If performance hurdles are achieved and an award of PSUs vests, the award is paid in shares of common stock, one share for each restricted stock unit. For PSUs, the Committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant.

Since November 2008, the performance objective for PSUs has been three-year total shareholder return relative to the companies in the peer group. The Committee selected this measure because total shareholder return combines share price appreciation and dividends paid. It measures the total return achieved for the shareholder and the relative position reflects the market perception of overall performance relative to the peer group.

RSUs - For the named executive officers, the Committee uses RSUs that ratably vest in thirds over three years. The Committee added RSUs as a regular component of compensation for the named executive officers beginning in 2015 to place greater emphasis on long-term compensation and strengthen the alignment of executive officer and shareholder financial interests.

Setting Target Amounts for Stock-Based Awards
Target amounts for performance-based stock compensation (nonqualified stock options and PSUs) are set by the Committee as a percentage of the named executive officer’s salary. For 2017, the percentage of salary ranged from 97.5 percent to 165 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2017, Mr. Johnston was assigned to the chief executive officer’s tier for which the target level award was 165 percent of base annual salary. The remaining named executive officers were assigned to Tier I for which target level awards were 97.5 percent of base annual salary. The target dollar amount is then allocated between stock options and PSUs. The number of stock options granted is determined by dividing the target dollar amount by the intrinsic value of the stock option on the date of grant. That intrinsic value represents an estimate of fair value of each stock option granted, based on a modeled future market price of our stock less the exercise price applicable to that stock option. For option grants issued during 2017, that intrinsic value was $10.79. Assumptions related to those values are disclosed in our 2017 Annual Report on Form 10-K note that describes share-based associate compensation plans. The number of PSUs granted is determined by dividing the target dollar amount by the fair value of the company’s stock on the date of grant. For 2017, the target value for stock awards was allocated 50 percent to PSUs and 50 percent to stock options. The following formulas were used to calculate the number of shares underlying the grants of performance-based stock compensation:

For nonqualified stock options:

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Intrinsic Value of Stock Option on Date of Grant

For PSUs:

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Grant Date Fair Value

Until 2017, the Committee historically used the grant date fair value as the denominator to determine the number of shares for both nonqualified stock options and PSUs. In 2017, the Committee changed the denominator for calculating the number of stock options to the option's intrinsic value on the date of grant. This change produces awards of a greater number of stock options than in past years, as intended by the Committee to add greater weight to long-term equity compensation.

Similarly, the Committee sets amounts for RSUs as a percentage of the named executive officer’s salary. For 2017, the percentage of salary for each named executive officer was 25 percent. The following formula is used to calculate the number of shares underlying each grant of RSUs:

Base Annual Salary X 25%	=	# of Shares Underlying Award
Grant Date Fair Value

Since 2015, the Committee has gradually increased the number of RSUs granted. In 2017, the Committee again increased the number of RSUs granted, increasing the percentage of base salary used to determine the grant date value of awards to 25 percent of base annual salary. This change produces awards of a greater number of RSUs than in past years, as intended by the Committee to add greater weight to long-term equity compensation. The Committee is satisfied with the level of RSUs granted to executive officers, and does not expect the historical pattern of annual increases in this component of compensation to continue.

2017 Stock-Based Grants
At its meeting on February 10, 2017, the Committee granted the following stock-based awards to the named executive officers:

Name	# Nonqualified Stock Options	# PSUs	# RSUs
Steven J. Johnston	76,484	11,670	3,537
Jacob F. Scherer, Jr.	41,835	6,383	3,274
Michael J. Sewell	36,909	5,632	2,888
Martin F. Hollenbeck	30,810	4,701	2,411
Martin J. Mullen	26,011	3,969	2,036

For the PSUs granted in 2017, performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the company’s three-year total shareholder return must exceed that of three of the nine peer companies to achieve the threshold hurdle, must equal or exceed that of five peer companies to achieve the target hurdle and must equal or exceed that of seven peer companies to achieve the maximum hurdle. For PSUs granted in 2017, achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target. If the company's three-year total shareholder return does not exceed that of at least three of the peer companies, no shares from the award are earned or paid.

The following formula describes how the Committee calculates the number of shares earned:

Target # of Shares Underlying Award X Performance Factor (0 - 200%)

The performance period for the PSUs awarded in 2017 is the three calendar years ending December 31, 2019. The PSUs will vest and become payable on March 1, 2020, if the company achieves one of the performance hurdles described in the preceding paragraph.

Compensation Realized From PSUs Granted in Prior Years
The company’s three-year TSR for the three-year performance period ended December 31, 2017, was 60.2 percent, exceeding that metric for five of the nine companies in the peer group and earning payout at the target level of 100 percent of the target number of shares.

Name	Performance Period	Target PSUs (#)	Achievement Level	PSUs Vested (#)	Value of PSUs Vested ($) (1)

Steven J. Johnston	2015-2017	13,573	Target	13,573	1,017,568
	2014-2016	12,873	Target	12,873	975,130
	2013-2015	13,088	Threshold	3,927	232,361
Jacob F. Scherer, Jr.	2015-2017	8,087	Target	8,087	606,282
	2014-2016	8,850	Target	8,850	670,388
	2013-2015	8,998	Threshold	2,700	159,759
Michael J. Sewell	2015-2017	7,205	Target	7,205	540,159
	2014-2016	7,885	Target	7,885	597,289
	2013-2015	8,016	Threshold	2,405	142,304
Martin F. Hollenbeck	2015-2017	5,939	Target	5,939	445,247
	2014-2016	6,468	Target	6,468	489,951
	2013-2015	6,544	Threshold	1,964	116,210
Martin J. Mullen	2015-2017	4,782	Target	4,782	358,507
	2014-2016	5,208	Target	5,208	394,506
	2013-2015	5,126	Threshold	1,538	91,003

(1)	Based on the closing price on Nasdaq as of the last trading day of the performance period as follows:
$74.97 for the performance period ending December 31, 2017
$75.75 for the performance period ending December 31, 2016
$59.17 for the performance period ending December 31, 2015

Other Stock-Based Compensation
The named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Plan, which annually awards one share of common stock to each full‑time associate in good standing for each year of service, up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Policy on Hedging and Pledging of Company Stock
Hedging - All of our officers and directors and certain associates identified by management as having regular access to potentially material, nonpublic information are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the officer’s or director’s interest from the interests of shareholders generally and can limit the officer’s or director’s ability to control the timing of stock transactions to avoid times when in possession of material nonpublic information.

Pledging - We enjoy a strong culture of ownership, linking the long-term financial prospects for our associates to the long-term financial prospects for our shareholders generally through broad-based grants of equity compensation awards. Some of our associates, including some executive officers, choose to build their ownership in the company by pledging shares they own to collateralize loans from banks or brokers to exercise employee stock options. Some directors, officers and associates choose to hold their shares of stock in street name in accounts with banks or brokers as a matter of convenience. Depending on individual circumstances and decisions, these accounts can be subject to margin or collateral requirements.

Accordingly, we permit our directors, officers and associates to pledge shares of company stock that they own. The board expects directors and executive officers to exercise good judgment when making decisions about their holdings and transactions involving company stock, including pledging. The board anticipates that the level of share pledging by directors and executive officers will decrease over time. In 2017, the number of shares pledged by our directors and executive officers as a group decreased approximately 60 percent from 2016 levels.

A majority, 18 of our current 28 directors and executive officers, do not pledge any shares. Another group of nine have pledged shares totaling less than 0.2 percent of the shares outstanding. One director with pledged shares is a member of one of the company’s founding families, with reported holdings of company stock that sufficiently outnumber the approximately 0.4 percent of shares outstanding that he holds in accounts and are available as collateral.

Stock-Based Award Grant Practices
In awarding stock options and other forms of stock-based compensation, the Committee follows certain general precepts:

Timing. Since 2010, the Committee established its February meeting as the date for granting stock-based compensation to company associates each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding quarter and year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The Committee makes its grants of restricted stock to directors under the Directors’ Stock Plan of 2009 at its first regularly scheduled meeting of the year. The Committee believes the consistency of these practices eliminates concerns over timing. When grants are made at any other time of the year, the Committee ensures that such grants are made outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

Option Exercise Price. All stock-based compensation is granted at fair market value on the date of grant. Under all stock-based compensation plans, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. Unless a future date is specified, the grant date is the date of the Committee meeting at which the grant is made. The Committee does not delegate timing or pricing of these stock-based awards to management.

Retirement Benefits

Defined Benefit Plans
In 2017, Messrs. Scherer and Mullen were participants in The Cincinnati Financial Corporation Retirement Plan (Retirement Plan), our tax-qualified defined benefit pension plan. There are no special or enhanced pension formulas for the named executive officers, compared with other plan participants. The Retirement Plan was frozen and closed to new participants in mid-2008. Participants remaining in the Retirement Plan continue to accrue a benefit as prescribed by the plan's terms.

These two named executive officers also participate in The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

For information about accumulated benefits under these plans and detailed information about the plans, see the 2017 Pension Benefits table and the discussion following, beginning on Page __.

Defined Contribution Plans
The named executive officers can participate in a tax-qualified 401(k) savings plan as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a nonqualified deferred compensation plan for a select group of management or certain highly compensated associates. The company matches contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, including Messrs. Johnston, Sewell and Hollenbeck, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and annual incentive compensation). The company also matches contributions by Messrs. Johnston, Sewell and Hollenbeck to the Top Hat Savings Plan of up to 6 percent of their annual cash compensation that exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2017 was $270,000.

For information about the amount of company matching contributions and specific information about the defined contribution plans, see the 2017 Nonqualified Deferred Compensation table and the discussion following, beginning on Page __.

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates with building savings for retirement by providing a company match of associate contributions to a tax-qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax-qualified 401(k) plan with a company matching contribution. None of the named executive officers were under age 40 at the time of the transition. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll over to an Individual Retirement Account. Mr. Hollenbeck elected to leave the defined benefit plan in connection with the 2008 transition. Messrs. Johnston and Sewell, hired after entry to the pension plan was closed, also participate in the 401(k) plan with the company match. Messrs. Scherer and Mullen elected to remain in the pension plan.

Perquisites and Other Personal Benefits
Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as to other company officers and may include employer-paid health insurance premiums, personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and limited spouse travel and meals associated with certain business functions. The Committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $34,619 for any named executive officer in 2017.

CEO Pay Ratio
We are committed to transparency about our compensation practices. We provide detailed and comprehensive public disclosure about how the committee structures our executive compensation program and makes individual compensation decisions for the chief executive officer and the other named executive officers each year. Internally we provide transparency by publishing detailed information about salary bands for all positions. For annual cash incentive bonuses, we internally publish the bonus targets expressed as percentages of base annual compensation and provide a “bonus estimator” for associates to use to model how their annual incentive bonuses are affected by the company’s performance. Transparency was further enhanced in 2012, when we aligned all associate bonuses (from entry level positions to our senior executives) to the same performance criteria. Beginning in 2017, we provide every associate with a “Current Compensation” summary that provides a total annual compensation value that is the sum of that associate’s base annual pay, the amount of the last annual incentive bonus paid and the value of the last paid restricted stock unit award. We also provide a full historical summary of all stock-compensation awards. We expect that the CEO Pay Ratio disclosure will further enhance our transparency about compensation.

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the annual total compensation for all of our associates, excluding our CEO, who were employed by us on December 1, 2017. We included all associates, whether employed on a full-time, part-time or seasonal basis. To determine the median employee, we calculated the total annual compensation for each of our 5,072 associates as the sum of the following amounts:

•	Annual base pay

•	Increase in the value of the associate’s pension benefit

•	The company’s contribution to the associate’s health insurance coverage

•	The company’s matching contributions to the associate’s 401(k) account

•	The company’s matching contributions to the associate's nonqualified deferred compensation (top hat) account

•	Calendar year cash bonus

•	Calendar year stock compensation grants (time and or performance vesting restricted stock units)

•	Calendar year stock option grants (incentive or nonqualified stock options)

•	Holiday stock compensation

We believe the use of these components for all associates is a consistently applied compensation measure that includes all of the compensation elements that are widely distributed throughout our organization, including retirement benefits. Because we had an even number of associates, our process produced two associates that could be the median employee. The difference in compensation between these two associates was $48.03. Of the two, we selected the associate that is a participant in the company's defined contribution plan since our chief executive officer also is a participant in that plan.

After identifying the median employee based on the process described above, we calculated annual total compensation for the median employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation table later in this proxy statement. The total annual compensation calculated for our CEO was $4,978,956 and for our median employee was $91,647. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2017 is 54.3 to 1.

How We Make Compensation Decisions

Annual Compensation Setting Process
The Committee evaluates and sets compensation for the named executive officers annually. In doing so, it considers:

•	Its judgment about the effectiveness of the executive compensation program generally;

•	The effect of any changes to the program;

•	The result of the most recent shareholder advisory vote to approve executive compensation and feedback about the executive compensation program received from shareholders during annual outreach calls;

•	The compensation risk assessment conducted by the company’s chief risk officer;

•	Current and historical compensation and performance data supplied by the chief executive officer for each named executive officer, excluding himself;

•	Reports generated through Equilar on the amounts and components of compensation paid to the named executive officers of the companies in the peer group;

•	Reports generated through Equilar on the financial performance of the companies in the peer group;

•	Each officer’s individual performance, experience, expertise and functional responsibilities; and

•	Company performance, both financial and nonfinancial.

The Committee meets in February each year to set base annual salaries, grant stock-based and incentive cash compensation awards and consider the payment of any performance-based compensation earned upon satisfaction of performance goals established in prior years’ award grants. The Committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company or to consider potential prospective changes to the structure of the executive compensation program.

Compensation Risk Considerations
The Committee is responsible for overseeing the risk associated with the company’s compensation program. The company’s compensation plans and executive compensation program are designed with features intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation plans and programs encourage and reward prudent business judgment and appropriate risk taking, and do not create risks that are reasonably likely to have a material adverse impact on the company.

In 2017, the Committee considered the annual compensation risk assessment conducted by the chief risk officer. For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the Committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined.

The table below summarizes the risk mitigation factors identified in the annual compensation risk assessment.

Base Annual Salary Risk Mitigation Factors Base annual salary is set each year. Base annual salary adjustments require approval of the Committee.
Annual Incentive Risk Mitigation Factors
Awards are based upon multi-metric performance objectives. The primary performance objective is relative to peer companies. The two other performance objectives are publicly reported in the company's periodic reports. Achievement is determined by company performance, not individual performance.
Robust processes require the Committee to certify performance achievement and authorize payment.
Maximum payout of annual incentive compensation is capped.
The Committee may exercise negative discretion to reduce or eliminate awards when appropriate.
Annual incentive compensation is subject to clawback provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.

Long-Term Stock-Based Compensation Risk Mitigation Factors
The company has stock ownership guidelines applicable to the named executive officers.
Exercising stock options requires investment of the associate’s personal assets.
Performance objectives are relative to peer companies.
Achievement of performance for PSUs is determined by company performance, not individual performance.
Robust processes require the Committee to certify performance achievement and authorize payment.
Maximum payout of performance-based restricted stock units is capped.
Stock-based compensation is subject to clawback provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.

Benchmarking and Peer Group
We believe that increasing compensation for our named executive officers to achieve a benchmark at or above the median of our peers would serve only to increase compensation expense without a corresponding benefit to shareholders. Our approach is to consider competitive compensation practices and relevant factors about executive compensation program structures and award types used by the companies in our Peer Group to maintain an awareness of pay levels and practices, which as one of many factors considered each year by the Committee may influence appropriate changes to our executive compensation structure and levels over time. This approach provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. The Committee's thorough review of the structure of our executive compensation program in 2016 and implementation of changes in 2017 that added greater weight to the long-term, stock-based compensation elements of our program reflects the Committee's commitment to its consistent approach. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

We do use the peer group to compare our performance to those companies against whom we compete each day, irrespective of the size of any peer company. We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the primary performance targets for our annual incentive compensation and PSUs are relative targets compared with our peer group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that is paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

The Committee reviews performance and compensation data of the peer group to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. For 2017, the nine peer companies are:

The Allstate Corporation Hanover Insurance Group Inc. Hartford Financial Services Group Inc. Markel Corporation Selective Insurance Group Inc.	State Auto Financial Corporation The Travelers Companies Inc. United Fire Group Inc. W.R. Berkley Corporation

These nine U.S.-domiciled companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included companies in the peer group that historically have followed an equity investment strategy similar to ours, or that offer life insurance products or surplus lines coverages.

Comparative performance and compensation data reviewed by the Committee suggests that the company’s executive compensation is not excessive as compared with performance and compensation levels of the peer group. As reported by Equilar, total direct compensation of $13,284,971 awarded to our named executive officers as a group in 2016, the last year for which peer data is available, was approximately 71 percent of the average total direct compensation of $18,785,172 awarded by companies in the peer group to their named executive officers as a group in the same year. The following table ranks the company and the nine companies in the peer group according to market capitalization at December 31, 2017, and ranks three-year value creation ratio, three-year total shareholder returns as of December 31, 2017, as reported by Bloomberg LP, and compensation data compiled by Equilar from the 2017 proxy statements filed by the peer group, the most recent year for which such data is available.

Rank	Market Capitalization	Three-Year Value Creation Ratio	Three-Year Total Shareholder Return	Total Direct Compensation (from 2017 Proxy Statements)
1	Allstate	Cincinnati	Selective	Travelers
2	Travelers	Selective	Markel	Allstate
3	Hartford	W.R. Berkley	United Fire	W.R. Berkley
4	Markel	United Fire	Hanover	Hartford
5	Cincinnati	Allstate	Cincinnati	Cincinnati
6	W.R. Berkley	Markel	Allstate	Hanover
7	Hanover	Travelers	W.R. Berkley	Selective
8	Selective	Hanover	Hartford	Markel
9	State Auto	State Auto	State Auto	United Fire
10	United Fire	Hartford	Travelers	State Auto

Compensation Consultants
The Committee does not employ compensation consultants for recommendations concerning executive compensation. Our compensation programs are not complex and, because we do not benchmark compensation to peers, the Committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or the determination of appropriate levels of compensation. The Committee will continue to monitor our compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate, considering overall company and individual performance. The Committee does review and consider peer group performance and compensation data collected from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax Considerations
Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid in any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. Until the enactment of the Jobs and Tax Reform Act of 2017 (Tax Reform) this limitation did not apply to qualifying “performance-based compensation.” The Committee intended for our annual incentive compensation awards and PSUs (which permit the Committee to exercise negative discretion to reduce or eliminate payment of awards) and stock options that are subject to binding agreements in effect before November 2, 2017, to qualify for the performance-based compensation exception to the $1 million limitation.

Going forward, Tax Reform removes the tax deduction for compensation of our named executive officers in excess of $1 million, even if that compensation results from what previously would have qualified as "performance-based compensation" under 162(m). We believe that performance-based compensation remains an effective incentive to drive short-term and long-term results that benefit our company and its shareholders, and we will continue to use it. We also expect that the overall beneficial effect of Tax Reform on our country's economy, in general and the domestic insurance industry, in particular, and the positive impact that we expect those beneficial effects to have on our company in the future more than outweighs the loss of a tax deduction for executive compensation.

The Committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the Committee has not authorized payment of tax gross-ups to executive officers.

Employment Agreements, Change in Control Provisions and
Post-Retirement Benefits
We do not have employment agreements with any of our named executive officers that specify a term of employment or guarantee minimum levels of bonuses or stock-based awards. All of our named executive officers are at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in stability in our current 14-member group of executive officers, who average 23 years with the company.

In 2011, in connection with hiring Mr. Sewell as our chief financial officer, the Committee authorized a deferred compensation agreement between the company and Mr. Sewell designed to approximate the value of retirement benefits that he would forego at his former employer. Mr. Sewell is fully vested in amounts payable under the agreement. No amounts are payable under the agreement until Mr. Sewell reaches the age of 58.

Change in control provisions are included in our 2016 and 2012 Stock Compensation Plans and our 2009 Annual Incentive Plan, and those provisions apply to all associates receiving awards under the plans, not just to executive officers. The change in control provisions in these plans contain a “double trigger,” which requires both a change in control event, as defined in the plans, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured, executive-officer-level associates who provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. In 2017, we paid $13,466 for accounting and financial reporting consulting services to a retired executive officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(4)	Option Awards ($) (3)	Non- equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (5)		All Other Compen- sation ($) (8)(9)		Total Compen- sation ($)
Steven J. Johnston Chief Executive Officer and President Cincinnati Financial Corporation	2017	995,351	—	741,917	825,010	2,200,000	—		216,678		4,978,956
	2016	960,814	—	917,696	155,459	2,121,792	—		94,142	—	4,249,903
	2015	941,975	—	665,213	151,834	283,662	—		121,300	—	2,163,984

Jacob F. Scherer, Jr. Chief Insurance Officer and Executive Vice President The Cincinnati Insurance Company	2017	921,351	—	495,696	451,262	1,203,350	506,246	(6)	35,832		3,613,737
	2016	887,747	—	581,968	93,542	1,160,572	575,137	(6)	19,200		3,318,166
	2015	863,477	—	410,863	90,465	169,015	721,831	(6)	13,842		2,269,493

Michael J. Sewell Chief Financial Officer, Senior Vice President and Treasurer Cincinnati Financial Corporation	2017	812,871	—	437,114	398,126	1,061,667	—		140,114		2,849,892
	2016	784,665	—	513,159	82,525	1,023,925	—		71,520		2,475,794
	2015	769,279	—	365,735	80,599	150,577	—		86,508		1,452,698

Martin F. Hollenbeck Chief Investment Officer and Senior Vice President Cincinnati Financial Corporation	2017	677,473	—	365,250	332,338	886,234	—		110,600		2,371,895
	2016	646,808	—	423,473	68,033	844,032	—		59,884		2,042,230
	2015	633,539	—	301,914	66,437	124,122	—		71,004		1,197,016

Martin J. Mullen Chief Claims Officer and Senior Vice President The Cincinnati Insurance Company	2017	569,629	—	308,518	280,573	748,182	590,191	(7)	21,788		2,518,881

(1)	Since 2010, the Committee has eliminated discretionary cash bonuses as a regular component of compensation for the named executive officers.

(2)
Amounts shown in the Stock Awards column reflect values for grants of PSUs, RSUs and Holiday Stock awards. PSUs were intended to be performance-based compensation for purposes of Section 162(m) on the date of grant and reflect the full grant date fair values in accordance with FASB ASC 718. Amounts for PSUs are computed using a Monte Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers. For assumptions used in determining the values for awards of PSUs and RSUs, see our 2017 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 161. Awards under the Holiday Stock Plan are valued at fair market value on the date of grant. The per share fair market values were $73.30, $71.55 and $59.81 for the grant dates of November 10, 2017, November 11, 2016 and November 13, 2015, respectively. There were no forfeitures of Holiday Stock or PSU or RSU awards by the named executive officers in 2017, 2016 or 2015.

(3)
Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options. These nonqualified stock options were intended to be performance-based compensation for purposes of Section 162(m) on the date of grant and reflect the full grant date fair values in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized by the named executive officers. For assumptions used in calculation of option awards, see our 2017 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 161. There were no forfeitures of option awards by the named executive officers in 2017, 2016 or 2015.

(4)	Maximum values of PSUs granted in 2017 are: $1,009,688 for Mr. Johnston; $552,257 for Mr. Scherer; $487,281 for Mr. Sewell, $406,731 for Mr. Hollenbeck and $343,398 for Mr. Mullen.
Maximum values of PSUs granted in 2016 are: $1,652,933 for Mr. Johnston; $994,597 for Mr. Scherer; $877,453 for Mr. Sewell; and $723,369 for Mr. Hollenbeck.
Maximum values of PSUs granted in 2015 are: $1,241,387 for Mr. Johnston; $739,637 for Mr. Scherer; $658,969 for Mr. Sewell; and $543,181 for Mr. Hollenbeck.

(5)
No above-market or preferential earnings were paid on deferred compensation. The amounts shown in this column represent the aggregate change in actuarial present value of accumulated pension benefits for those named executive officers participating in the company’s Retirement Plan and SERP for each of the years presented, using the same pension plan measurement date and assumptions used for financial reporting purposes. In addition to one year of service credit under the Retirement Plan and the

SERP for Messrs. Scherer and Mullen, the changes in plan balances are primarily due to fluctuations in the applicable interest rate and discount rate used to actuarially calculate the accumulated benefit in each plan.

(6)
For Mr. Scherer, in 2017 an increase of $117,043 in the Retirement Plan and an increase of $389,203 in the SERP; in 2016 an increase of $169,439 in the Retirement Plan and an increase of $405,698 in the SERP; and in 2015 an increase of $145,399 in the Retirement Plan and an increase of $576,432 in the SERP.

(7)	For Mr. Mullen, in 2017 an increase of $270,831 in the Retirement Plan and an increase of $319,360 in the SERP.

(8)
For Mr. Johnston, includes perquisites in the amount of $28,264, which includes the incremental additional cost of $20,642 for employer paid health care premiums; $5,151 for spouse travel and meals for business events to which spouses are invited, premiums paid for a personal umbrella liability policy, personal use of a company car and a safe driver.

For Mr. Scherer, includes perquisites in the amount of $34,619, which includes the incremental additional cost of $20,642 for employer paid health care premiums; $4,394 for club dues; $3,600 for executive tax services; spouse travel and meals for business events to which spouses are invited, premiums paid for a personal umbrella liability insurance policy, personal use of a company car, a safe driver award and an executive health examination.
For Mr. Sewell, includes perquisites in the amount of $28,567, which includes the incremental additional cost of $20,642 for employer paid health care premiums; $3,714 for spouse travel and meals for business events to which spouses are invited, premiums paid for a personal umbrella liability insurance policy, personal use of a company car and a safe driver award.
For Mr. Hollenbeck, includes perquisites in the amount of $18,076, which includes the incremental additional cost of $10,322 for employer paid health care premiums; $3,628 for spouse travel and meals for business events to which spouses are invited, premiums paid for a personal umbrella liability insurance policy, personal use of a company car, executive tax services, a safe driver award and an executive health examination.
For Mr. Mullen, includes perquisites in the amount of $20,353, which includes the incremental additional cost of $14,060 for employer paid health care premiums; $3,622 for spouse travel and meals for business events to which spouses are invited, executive tax services, premiums paid for a personal umbrella liability policy, personal use of a company car, a safe driver award and an executive health examination.

(9)	Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $187,029 for Mr. Johnston; $110,208 for Mr. Sewell and $91,290 for Mr. Hollenbeck.

Total compensation for 2017 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2016 levels because of the increased number of nonqualified stock options and RSUs awarded in connection with structural changes made to the executive compensation program to add greater weight to long-term, stock-based compensation.

Total compensation for 2016 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2015 levels because of achievement of maximum payouts of annual incentive compensation awards, rather than threshold payouts of annual incentive compensation received for 2015.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the Committee for the year because of the timing of adjustments to base annual salary made in the respective years. The history of changes to base annual salaries for the named executive officers for the reported years is set forth below:
In February 2017, the Committee adjusted base salaries to $1,000,000 for Mr. Johnston; to $925,654 for Mr. Scherer; to $816,667 for Mr. Sewell; to $681,718 for Mr. Hollenbeck; and to $575,525 for Mr. Mullen.

In February 2016, the Committee adjusted base salaries to $964,451 for Mr. Johnston; to $892,747 for Mr. Scherer; to $787,635 for Mr. Sewell; and to $649,256 for Mr. Hollenbeck.

In February 2015, the Committee adjusted base salaries to $945,540 for Mr. Johnston; to $866,745 for Mr. Scherer; to $772,191 for Mr. Sewell; and to $636,525 for Mr. Hollenbeck.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans. Changes in the balances of the Top Hat accounts of named executive officers due to their contributions and investment performance during the year are included in the All Other Compensation column of the Summary Compensation Table. For information about these plans, see Retirement Benefits, Page __.

2017 Grant of Plan-Based Awards (1)

Name	Grant Date		Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Mr. Johnston	2/10/2017	**								76,484	70.70	825,010
	2/10/2017	*	330,000	1,100,000	2,200,000
	2/10/2017	**				3,501	11,670	23,340				504,844
	2/10/2017	**							3,537			236,413
	11/10/2017	***							9			660
Mr. Scherer	2/10/2017	**								41,835	70.70	451,262
	2/10/2017	*	180,503	601,675	1,203,350
	2/10/2017	**				1,915	6,383	12,766				276,129
	2/10/2017	**							3,274			218,834
	11/10/2017	***							10			733
Mr. Sewell	2/10/2017	**								36,909	70.70	398,126
	2/10/2017	*	159,250	530,834	1,061,667
	2/10/2017	**				1,690	5,632	11,264				243,640
	2/10/2017	**							2,888			193,034
	11/10/2017	***							6			440
Mr. Hollenbeck	2/10/2017	**								30,810	70.70	332,338
	2/10/2017	*	132,935	443,117	886,234
	2/10/2017	**				1,411	4,701	9,402				203,365
	2/10/2017	**							2,411			161,151
	11/10/2017	***							10			733
Mr. Mullen	2/10/2017	**								26,011	70.70	280,573
	2/10/2017	*	112,227	374,091	748,182
	2/10/2017	**				1,191	3,969	7,938				171,699
	2/10/2017	**							2,036			136,086
	11/10/2017	***							10			733

*	Cincinnati Financial Corporation 2009 Incentive Compensation Plan

**	Cincinnati Financial Corporation 2012 Stock Compensation Plan

***	Holiday Stock Plan. See Long-Term Stock-Based Compensation, Page __, for information about awards of shares under the Holiday Stock Plan.

(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2017.

(2)
The grant date fair value of shares awarded under the Holiday Stock Plan is 100 percent of the average of the high and low sales price on Nasdaq on the date of grant, which was $73.30 on November 10, 2017.

Outstanding Equity Awards at 2017 Year End

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Johnston	10,234			26.58	2/19/2020
	7,991			34.04	2/18/2021
	4,893			31.62	5/2/2021
	13,472			35.63	2/17/2022
	13,088			44.70	2/15/2023

	12,873			46.81	2/14/2024
								13,573	1,020,961
	9,049	4,524		52.25	2/13/2025
						302	22,716	11,768	885,189
	3,923	7,845		61.47	2/12/2026
						1,046	78,680	11,670	877,817
		76,484		70.70	12/10/2027
						3,537	266,053
Mr. Scherer	8,933			34.04	2/18/2021
	664			31.62	5/2/2021
	10,262			35.63	2/17/2022
	8,998			44.70	2/15/2023

	8,850			46.81	2/14/2024

	5,391	2,696		52.25	2/13/2025			8,087	608,304

	2,361	4,720		61.47	2/12/2026	277	20,836	7,081	532,633

		41,835		70.70	2/10/2027	968	72,813	6,383	480,129

						3,274	246,270

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Sewell	9,578			35.63	2/17/2022
	8,016			44.70	2/15/2023
	7,885			46.81	2/14/2024
								7,205	541,960
	4,803	2,402		52.25	2/13/2025
						246	18,504	6,247	469,899
	2,083	4,164		61.47	2/12/2026
						854	64,238	5,632	423,639
		36,909		70.70	2/10/2027
						2,888	217,235
Mr. Hollenbeck	6,621			34.04	2/18/2021
	7,731			35.63	2/17/2022
	6,544			44.70	2/15/2023

	6,468	—		46.81	2/14/2024
								5,939	446,732
	3,959	1,980		52.25	2/13/2025
						203	15,269	5,150	387,383
	1,717	3,433		61.47	2/12/2026
						704	52,955	4,701	353,609
		30,810		70.70	2/10/2027
						2,411	181,355
Mr. Mullen	4,016			34.04	2/18/2021
	4,526			35.63	2/17/2022
	5,126			44.70	2/15/2023

	5,208			46.81	2/14/2024

	3,188	1,594		52.25	2/13/2025
								4,782	359,702
	1,403	2,804		61.47	2/12/2026	164	12,336
								4,207	316,451
		26,011		70.70	2/10/2027	575	43,252
								3,969	298,548
						2,036	153,148

(1)
One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant, provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below:

Grant Date	Vesting Dates			Expiration Date
7/1/2008	7/1/2009	7/1/2010	7/1/2011	7/1/2018
11/14/2008	11/14/2009	11/14/2010	11/14/2011	11/14/2018
2/19/2010	2/19/2011	2/19/2012	2/19/2013	2/19/2020
2/18/2011	2/18/2012	2/18/2013	2/18/2014	2/18/2021
5/2/2011	5/2/2012	5/2/2013	5/2/2014	5/2/2021
5/31/2011	5/31/2012	5/31/2013	5/31/2014	5/31/2021
2/17/2012	2/17/2013	2/17/2014	2/17/2015	2/17/2022
2/15/2013	2/15/2014	2/15/2015	2/15/2016	2/15/2023
2/14/2014	2/14/2015	2/14/2016	2/14/2017	2/14/2024
2/13/2015	2/13/2016	2/13/2017	2/13/2018	2/13/2025
2/12/2016	2/12/2017	2/12/2018	2/12/2019	2/12/2026
2/10/2017	2/10/2018	2/10/2019	2/10/2020	2/10/2027

(2)
One-third of the RSUs granted on February 13, 2015, vested on March 1, 2016, another one-third vested on March 1, 2017, and the final one-third is scheduled to vest on March 1, 2018. PSUs granted on February 13, 2015, will vest on March 1, 2018, at the target payout level based upon the achievement of company-level performance.

(3)
One-third of the RSUs granted on February 12, 2016, vested on March 1, 2017, another one-third is scheduled to vest on March 1, 2018, and the final one-third is scheduled to vest on March 1, 2019. PSUs granted on February 12, 2016, will vest on March 1, 2019, if the company-level performance targets are achieved.

(4)
One-third of the RSUs granted on February 10, 2017, will vest on March 1, 2018, another one-third is scheduled to vest on March 1, 2019, and the final one-third is scheduled to vest on March 1, 2020. PSUs granted on February 10, 2017, will vest on March 1, 2020, if the company-level performance targets are achieved.

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Johnston	—	—	13,697	1,022,618
Mr. Scherer	8,000	289,120	9,611	717,557
Mr. Sewell	—	—	8,559	639,015
Mr. Hollenbeck	—	—	7,024	524,412
Mr. Mullen	2,250	83,543	5,659	422,501

2017 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Mr. Johnston (2)	Qualified Pension Plan	n/a	—
	Supplemental Retirement Plan	n/a	—
Mr. Scherer (3)	Qualified Pension Plan	34	1,457,689
	Supplemental Retirement Plan	34	3,252,421
Mr. Sewell (2)	Qualified Pension Plan	n/a	—
	Supplemental Retirement Plan	n/a	—
Mr. Hollenbeck (2)	Qualified Pension Plan	n/a	—
	Supplemental Retirement Plan	n/a	—
Mr. Mullen (3)	Qualified Pension Plan	40	1,537,645
	Supplemental Retirement Plan	40	1,366,943

(1)
Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2017, using the same actuarial assumptions used by the company for GAAP financial reporting purposes and assuming that benefits commence at age 65. The assumptions include a lump-sum factor of 1.25 percent for both plans and a discount rate of 3.73 percent in the Qualified Pension Plan and 3.61 percent in the Supplemental Retirement Plan.

(2)
Messrs. Johnston and Sewell joined the company after entry into the qualified pension plan was closed. Mr. Hollenbeck elected to leave the retirement plans in 2008 in connection with changes to the plans.

(3)	At December 31, 2017, Messrs. Scherer and Mullen had reached the early retirement age under both plans.

Tax-qualified defined benefit pension plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. Members who were actively employed by the company on June 30, 2008, became fully vested in their accrued benefit. The Retirement Plan is closed to new members. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness, military duty and some periods of disability. Generally, the maximum amount of service that may be earned under the Retirement Plan is 40 years. The only exception is that 50 years of service may be earned by members who were employees of our former subsidiary, Inter-Ocean Insurance Company on or before February 23, 1973. There are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The normal monthly benefit payment is the greatest of the following three calculated amounts:

The first calculated amount is the sum of:

1.	0.45 percent of the member’s average monthly earnings plus 1.35 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service up to 15 years, plus

2.	0.6 percent of the member's average monthly earnings plus 1.8 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service between 16 and 40.

The second calculated amount is the sum of:

1.	0.9 percent of the member’s final average earnings; multiplied by years of service up to 15 years, plus

2.	1.2 percent of the member’s final average earnings; multiplied by years of service between 16 and 40.

The third calculated amount applies only to employees originally hired by our former subsidiary, Inter-Ocean Insurance Company, and is calculated as 1.0 percent of the member’s final average earnings multiplied by years of service not in excess of 50 years.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:

•	Single life only

•	Single life only with 60-month or 120-month guarantee

•	Joint and 50 percent contingent annuity

•	Joint and 66.67 percent contingent annuity

•	Joint and 75 percent contingent annuity

•	Joint and 100 percent contingent annuity

•	Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of a single life annuity. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan. The second retirement plan in which some named executive officers participate is the Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified defined benefit plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement age and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

The normal retirement benefit under the SERP for the participating named executive officers will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code. The pension benefit under the SERP is payable only in the form of a single lump sum.

Both retirement plans permit early retirement, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Willis Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. The Committee engaged Willis Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans.

2017 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance at 2016 Year-End	Executive Contributions in 2017	Registrant Contributions in 2017	Aggregate Earnings in 2017	Aggregate Balance at 2017 Year-End
	($)	($) (3)	($) (4)	($)	($) (5)

Mr. Johnston	6,147,250	696,259	170,829	193,590	7,207,928
Mr. Scherer	1,892,481	—	—	410,300	2,302,781
Mr. Sewell	2,033,212	506,987	94,008	437,451	3,071,658
Mr. Hollenbeck	1,037,827	75,090	75,090	195,079	1,383,086
Mr. Mullen	16,968	—	—	3,624	20,592

(1)	Prior to 2009 the company did not contribute to the Top Hat Savings Plan.

(2)	No withdrawals or distributions occurred in 2017.

(3)	The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the salary column, and included in the amounts shown for total compensation.

(4)	The amounts shown in this column reflect the company’s match of the eligible named executive officer’s contributions, up to 6 percent of the portion of their cash compensation that exceeds $270,000.

(5)
Of the amounts shown in this column, $3,477,271; $675,084; $1,445,819; $297,301 and $0 for Messrs. Johnston, Scherer, Sewell, Hollenbeck and Mullen respectively, were reported in the Summary Compensation Table in prior years.

Defined contribution plans. The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. Fidelity Management Trust Company is the third-party administrator of the company’s defined contribution plans. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with Retirement Plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and annual incentive compensation award). Participants in the Top Hat Savings Plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2017 was $270,000. Contributions made by associates immediately vest, while company matching contributions vest after three years of service. Messrs. Johnston, Sewell and Hollenbeck participate in these defined contribution plans and receive company matches of contributions made in each up to the 6 percent maximum. Messrs. Scherer and Mullen also have participated in these plans, but they do not receive the company match because they are participants in the defined benefit Retirement Plan and SERP.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary, any discretionary bonus and any annual incentive compensation, less the required withholdings. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefit plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for certain officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to receive a matching contribution for the compensation that exceeds the limit imposed on tax-qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Under the defined contribution plans, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the participant’s account are calculated based on the performance of the applicable investment choice(s) selected by the participant. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments Upon Termination or Change of Control
We do not have employment contracts or severance plans applicable to any of our named executive officers. Assuming a termination of employment on December 31, 2017, amounts the named executive officer would receive are governed by the terms of our qualified and nonqualified defined benefit and defined contribution plans, our various stock compensation plans and the 2009 Annual Incentive Compensation Plan. Generally, upon termination of employment for any reason, the named executive officer would be entitled to receive the balance of the Top Hat Savings Plan account disclosed in the Aggregated Balance at 2017 Year-End column of the 2017 Nonqualified Deferred Compensation Plan table. Additionally, individual named executive officers would be entitled to receive the amounts set forth in the table below, depending on age and the nature of the termination.

Potential Payments Upon Termination

Name		Top Hat Savings Plan	Retirement Plan	SERP	Stock-Based Awards			Annual Incentive Compensation
					Retirement	Retirement with Disability	Change in Control	Retirement	Retirement with Disability	Change in Control
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Mr. Johnston	(1)	7,207,927				3,934,776	3,934,776		2,200,000	2,200,000
Mr. Scherer	(2)	2,302,780	1,457,689	3,252,421	2,073,644	2,412,433	2,412,433	1,203,350	1,203,350	1,203,350
Mr. Sewell	(1)	3,071,659				2,135,341	2,135,341		1,061,667	1,061,667
Mr. Hollenbeck	(3)	1,383,088				1,768,545	1,768,545		886,234	886,234
Mr. Mullen	(4)	20,593	1,612,458	1,429,347	1,247,970	1,456,012	1,456,012	748,182	748,182	748,182

(1)
Messrs. Johnston and Sewell were hired after entry into the defined benefit pension plan was closed and, therefore, were never members of the pension plan or the SERP. If either retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards under the 2012 Stock Compensation Plans, plus target levels of any outstanding annual incentive compensation award.

(2)
Mr. Scherer is age 65 and is eligible for normal retirement under the defined benefit pension plan and SERP. For any termination of employment, he would receive accelerated vesting of certain outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans and outstanding annual incentive compensation awards under the 2009 Annual Incentive Plan at levels determined by company performance. The amount shown for Mr. Scherer includes maximum and target values of annual incentive compensation and stock based awards, respectively, performance periods ending December 31, 2017, and target levels for performance-based stock awards with performance periods ending after December 31, 2017

(3)
Mr. Hollenbeck elected to leave the defined benefit plan in 2008, in connection with the company’s restructuring of its retirement benefits. If he retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans and outstanding annual incentive compensation awards at levels determined by company performance. For any other termination of employment, he would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.

(4)
Mr. Mullen is eligible for early retirement under the defined benefit pension plan and SERP. If he retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards and outstanding awards of annual incentive compensation under the 2009 Annual Incentive Plan. Because Mr. Mullen has been employed by the company for more than 35 years, for purposes of plan awards, any other termination of employment would be treated as a retirement and he would receive accelerated vesting of certain outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans and outstanding annual incentive compensation awards under the 2009 Annual Incentive Plan at levels determined by company performance. The amount shown for Mr. Mullen includes maximum and target values of annual incentive compensation and stock based awards, respectively, performance periods ending December 31, 2017, and target levels for performance-based stock awards with performance periods ending after December 31, 2017.

Audit-Related Matters

Proposal 5 - Ratifying the Selection of the Independent Registered Public Accounting Firm
The audit committee has selected the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2018. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this selection and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2018 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

Vote Required
The majority of the votes cast on this proposal is required for approval. Abstentions and broker nonvotes have no effect on the voting for this proposal, but are counted as present for purposes of determining whether quorum requirements are met for the meeting.

The board of directors recommends a vote FOR the resolution ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2018.

Report of the Audit Committee
The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has nine independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2017, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other matters, those related to the conduct of the audit of the company’s consolidated financial statements and those required to be discussed by AICPA Auditing Standards No. 61, codified into AICPA, Professional Standards, Vol. 1. AU Section 380 and PCAOB Auditing Standard No. 16 - Communications with Audit Committees, effective pursuant to SEC Release No. 34-68453 (December 17, 2012). The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche LLP its independence from the company. The committee considered whether services Deloitte & Touche LLP provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by Deloitte & Touche LLP, and the amount of fees paid for such services. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2017, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2018, and is presenting the selection to the shareholders for ratification at the 2018 Annual Meeting of Shareholders.

Submitted by the audit committee:

William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl, David P. Osborn, Gretchen W. Price (chair), Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm
The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2017.

	Year Ended December 31,
	2017	2016

Audit Fees	$2,620,500	$2,510,500
Audit-Related Fees	147,000	85,000
Tax Fees	877,254	331,847
Subtotal	3,644,754	2,927,347
All Other Fees	2,018	37,121
Deloitte & Touche LLP Total Fees	$3,646,772	$2,964,468

Services Provided by the Independent Registered Public Accounting Firm
All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2017 and 2016, all services rendered by the independent registered accounting firm were preapproved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the preapproval requirement described in the audit committee charter.

Under the preapproval policy, the audit committee preapproves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time preapproval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of nonaudit services specified under the policy requiring preapproval may include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy advice (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, and allowable actuarial reviews and advice.

The committee must individually approve engagements for permissible services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees - For professional services performed by the independent registered public accounting firm for the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - For assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, agreed-upon procedures and statements of actuarial opinion.

Tax Fees - For professional services performed by the independent registered public accounting firm with respect to tax controversy advice, tax compliance and support, tax research, employee benefit compliance and advice, and sales and use tax. None of the tax fees in 2017 or 2016 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees - For training provided to the company’s internal audit department and the company’s use of an accounting research tool.

Frequently Asked Questions

Why are these materials important?
The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2018 Annual Meeting of Shareholders. Shareholders of record at the close of business on March 7, 2018, may vote. You have one vote for each share of common stock you owned on that date. There were _______ shares of common stock outstanding as of the close of business on March 7, 2018. A majority of the outstanding shares, or __________ shares, must be represented to hold the meeting. This constitutes a quorum.

How do I vote?
You may vote by proxy, whether or not you attend the meeting. Even if you plan to attend the annual meeting, we ask that you vote your shares in one of the ways listed below. Attending the meeting does not constitute a revocation of a previously submitted vote.

A Notice Regarding the Availability of Proxy Materials will be provided to you by mail in late March or early April, unless you previously requested for these materials to be delivered to you in paper or by email. The Notice includes instructions for viewing our year-end 2017 financial materials and proxy statement online and for voting via the internet, by telephone or by mail, along with the required Control Number (the Control Number is unique to each account). The Notice also includes instructions on how to request paper materials.

Shareholders who previously requested paper or email delivery of all materials will receive the 2017 Annual Report on Form 10-K, the 2018 Annual Letter From the Chairman and the Chief Executive Officer and the 2018 Shareholder Meeting Notice and Proxy Statement in late March or early April.

If you are a Shareholder of Record who owns shares directly in your name, you may vote your shares in one of the following ways:

By telephone. You may vote your shares by calling XXX-XXX-XXXX.

Over the internet. Go to www.AALvote.com/cinf. You will need to have your Control Number available when you access the website. Your Control Number is on the Notice or proxy card that you received in the mail.

By scanning the QR code on your proxy card or Notice with your mobile device. The QR code on your proxy card or Notice is a unique identifier so you will not need to enter a Control Number. If you scan the QR code with your mobile device, you will access our proxy materials along with a voting screen.

By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Be sure to return your proxy card in time to be received and counted before the Annual Meeting.

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, vote by telephone or via the internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

If you vote by telephone or via the internet at www.AALvote.com/cinf or by scanning the QR code with your mobile device, you must vote no later than 11:59 p.m. ET on May 4, 2018. You do not need to return a proxy card by mail. Voting electronically or by telephone is convenient, reduces the use of natural resources and saves significant postage and processing costs. Your vote is also recorded immediately and there is no risk that postal delays could cause your vote to arrive late and therefore not be counted.

If you are a Beneficial Shareholder who owns shares indirectly through a bank, broker or other nominee, you should follow the instructions in the Notice or voting instructions that you receive from the broker or other nominee holding your shares. Beneficial Shareholders include current and former company associates who hold shares in the Cincinnati Financial Corporation Savings Plan. The availability of telephone and internet voting will depend on the voting process of your broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote the shares.

How do I locate my Control Number?
If you receive our information in the mail, the Control Number is on the Notice or proxy card that also indicates your name and the number of shares you own. If you receive our information electronically, the Control Number is in the text of the email. If you are a Shareholder of Record, you may also obtain your Control Number by calling XXX-XXX-XXXX. If you are a Beneficial Shareholder, your bank, broker or other nominee can provide your Control Number.

Can I obtain another proxy card so I can vote by mail?
If you are a Shareholder of Record, you may obtain another proxy card by calling XXX-XXX-XXXX. If you are a Beneficial Shareholder, your bank, broker or other nominee can supply another voting instruction form.

Can my shares be voted if I don’t return my proxy or voting instructions and don’t attend the annual meeting?
If you are a Shareholder of Record, the answer is no. If you are a Beneficial Shareholder and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm is believed to be the only routine matter scheduled to come before this year’s annual meeting. If your nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors, to approve the Amendment to the Code of Regulations adding proxy access, to approve the Nonemployee Directors' Stock Plan, or to approve compensation for our named executive officers.

Can I change my vote or revoke my proxy?
Yes. Simply cast a new vote by internet or telephone or send in a new signed proxy card with a later date. If you are a Shareholder of Record, you may send a written notice of revocation to the corporate secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used.

How are the votes counted?
Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting?
We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Can I listen to the meeting if I cannot attend in person?
The meeting is open to all interested parties. You can also listen to a live webcast of the meeting if you are unable to attend. Instructions are available at cinfin.com/investors approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

How can I obtain a 2017 Annual Report?
You can obtain our 2017 Annual Report on Form 10-K as filed with the SEC at no cost in several ways. You may view, search or print the document online from cinfin.com/investors or viewproxy.com/cinfin/2018. You may ask that a copy be mailed to you by contacting the corporate secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of cinfin.com/investors for details. These contacts are also listed at the end of this proxy statement.

Conclusion

Shareholder Proposals for Next Year
Any qualified shareholder who wishes to present a proposal for action at the 2019 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, Attn: Lisa A. Love, Corporate Secretary, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 22, 2018, to be included in our proxy statement for the 2019 Annual Meeting of Shareholders. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2019 Annual Meeting of Shareholders is not within 30 days of May 5, 2019, the deadline will be a reasonable time before we begin to print and mail the proxy materials for the 2019 annual meeting. In addition, the proxy solicited by the board for the 2019 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 6, 2019, without the matter having been discussed in such proxy.

Any qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2019 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 or nomination of a director candidate using proxy access, if shareholders vote at the 2018 Annual Meeting to approve the amendment to the Code of Regulations to add proxy access provisions) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our corporate secretary on or before March 7, 2019, but not before January 26, 2019, or the shareholder’s proposal will not be permitted to be brought before the 2018 Annual Meeting of Shareholders.

Cost of Solicitation
Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Alliance Advisors LLC to provide internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy materials to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the 2018 Annual Meeting of Shareholders. The cost of such services is estimated at $12,500 plus out-of-pocket expenses.

Other Business
Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Lisa A. Love
Lisa A. Love, Esq.
Senior Vice President, General Counsel and Corporate Secretary
March __, 2018
Cincinnati Financial Corporation

Appendix A

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to nonrecurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Non-GAAP operating income: Non-GAAP operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) and other significant nonrecurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus net realized investment gains, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

Cincinnati Financial Corporation
Net Income Reconciliation

(Dollars in millions except per share data)	Twelve months ended December 31,
	2017	2016
Net income	$1,045	$591
Less:
Realized investment gains and losses, net	148	124
Income tax on realized investment gains and losses	(53)	(44)
Realized investment gains and losses, after-tax	95	80
Effects of U.S. tax reform legislation	$495	$—
Non-GAAP operating income	$455	$511

Diluted per share data:
Net income	$6.29	$3.55
Less:
Realized investment gains and losses, net	0.89	0.74
Income tax on realized investment gains and losses	(0.32)	(0.26)
Realized investment gains and losses, after-tax	0.57	0.48
Effects of U.S. tax reform legislation	$2.98	$—
Non-GAAP operating income	$2.74	$3.07

Property Casualty Operations Reconciliation

(Dollars in millions)	Twelve months ended December 31, 2017
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$4,840	$3,202	$1,294	$219	$125
Unearned premiums change	(118)	(37)	(53)	(10)	(18)
Earned premiums	$4,722	$3,165	$1,241	$209	$107

Statutory ratios:
Combined ratio	97.2%	96.2%	102.4%	71.9%	117.7%
Contribution from catastrophe losses	7.2	5.0	10.9	1.0	40.7
Combined ratio excluding catastrophe losses	90.0%	91.2%	91.5%	70.9%	77.0%

Commission expense ratio	18.5%	18.1%	17.7%	26.6%	24.5%
Other underwriting expense ratio	12.3	13.6	10.7	3.9	8.0
Total expense ratio	30.8%	31.7%	28.4%	30.5%	32.5%

GAAP ratios:
Combined ratio	97.5%	96.4%	103.0%	71.1%	118.5%
Contribution from catastrophe losses	7.2	5.0	10.9	1.0	40.7
Prior accident years before catastrophe losses	(1.9)	(1.6)	(0.9)	(13.6)	(2.0)
Current accident year combined ratio before catastrophe losses	92.2%	93.0%	93.0%	83.7%	79.8%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

Life Insurance Reconciliation

(Dollars in millions)	Twelve months ended December 31,
	2017	2016
Net income of life insurance subsidiary	$155	$48
Realized investment gains, net	6	8
Income tax on realized investment gains	2	3
Effects of U.S. tax reform legislation	111	—
Non-GAAP operating income	40	43

Investment income, net of expenses	(155)	(155)
Investment income credited to contract holders'	93	90
Income tax excluding tax on realized investment gains and effects of U.S. tax reform legislation	21	23
Life insurance segment profit (loss)	$(1)	$1

Other Measures

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments and differ from GAAP. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation
Value Creation Ratio Calculations

(Dollars are per share)	Twelve months ended December 31,
	2017	2016
Value creation ratio:
End of period book value*	$50.29	$42.95
Less beginning of period book value	42.95	39.20
Change in book value	7.34	3.75
Dividend declared to shareholders	2.50	1.92
Total value creation	$9.84	$5.67

Value creation ratio from change in book value**	17.1%	9.6%
Value creation ratio from dividends declared to shareholders***	5.8	4.9
Value creation ratio	22.9%	14.5%

* Book value per share is calculated by dividing end of period total shareholders' equity by end of period shares outstanding
** Dividend declared to shareholders divided by beginning of period book value
*** Change in book value divided by the beginning of period book value

Appendix B

AMENDMENT TO THE CODE OF REGULATIONS OF CINCINNATI FINANCIAL CORPORATION

The Code of Regulations of Cincinnati Financial Corporation (the “Company”), as amended through May 1, 2010, (the “Regulations”) are hereby amended as follows:

1.    Article I - Shareholder Meetings, Section 7, is hereby deleted and replaced in its entirety with the following:

Section 7.        Nominations.

(a) Who May Make Nominations.  Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, (ii) by a shareholder who (A) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 7 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 7 as to such nomination, or (iii) if properly brought before the meeting by one or more Eligible Shareholders (as such term is defined below) pursuant to and in accordance with Section 8 of this Article I. The foregoing clauses (ii) and (iii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)  Requirement of Timely Notice of Shareholder Nominations. Without qualification, for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting (other than a nomination pursuant to Section 8 of this Article I), the shareholder must (i) provide Timely Notice (as defined in Section 6 of these Regulations) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 7. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a shareholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the shareholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 7. To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 100th day prior to such special meeting and not later than the 60th day prior to such special meeting or, if later, the tenth day following the day on which Public Disclosure (as defined in Section 6 of these Regulations) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) Requirements for Proper Form of Notice of Shareholder Nominations. To be in proper form for purposes of this Section 7, a shareholder’s notice to the Secretary of the Corporation shall set forth:

(i)            Shareholder Information. As to each Nominating Person (as defined below), the Shareholder Information (as defined in Article I, Section 6(c)(i), except that for purposes of this

Section 7, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article I, Section 6(c)(i));

(ii)            Information Regarding Disclosable Interests. As to each Nominating Person,  any Disclosable Interests (as defined in Article I, Section 6(c)(ii), except that for purposes of this Section 7 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article I, Section 6(c)(ii)), and the disclosure in clause (F) of Article I, Section 6(c)(ii) shall be made with respect to the election of directors at the meeting;

(iii)           Information Regarding Proposed Nominees. As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 7 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(iv)           Other Information to be Furnished by Proposed Nominees. The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

(v)           Definition of Nominating Person. For purposes of this Section 7, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any affiliate or associate of such shareholder or beneficial owner.

(d) Update and Supplement of Shareholder Notice of Nominations. A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof), if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof).

(e)  Defective Nominations. Notwithstanding anything in these Regulations to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 7 or Section 8 of this Article I. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 7 or Section 8 of this Article I, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(f) Compliance with Exchange Act. In addition to the requirements of this Section 7 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.    Article I - Shareholder Meetings is hereby amended to add a new Section 8, which reads in its entirety as follows:

Section 8. Proxy Access for Director Nominations.
(a) Subject to the terms and conditions set forth in these Regulations, the Corporation shall include in its proxy materials for an annual meeting of shareholders the name, together with the Required Information (defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a shareholder or group of shareholders that satisfy the requirements of this Section 8, including qualifying as an Eligible Shareholder (as defined in paragraph (e) below), and that expressly elects at the time of providing the written notice required by this Section 8 (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 8. For the purposes of this Section 8:
(i) “affiliate” or “affiliates” shall have the meaning ascribed thereto in Rule 405 under the Securities Act of 1933, as amended, and the rules and regulations thereunder; and
(ii) a shareholder shall be deemed to “own” only those outstanding shares of the Corporation as to which the shareholder itself possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (A) and (B) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the shareholder, shall be reduced by) any shares (x) sold by such shareholder (or any of its affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder (or any of its affiliates) for any purposes or purchased by such shareholder (or any of its affiliates) pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder (or any of its affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the Corporation’s shares, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s (or its affiliate’s) full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder (or its affiliate). A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder itself retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which such person has loaned such shares in the ordinary course of its business or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which loan or delegation in all such cases is revocable at any time by the shareholder (and, with respect to any such loans of shares, as long as such shares can be recalled within five (5) days). The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.
(b) For purposes of this Section 8, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Shareholder so elects, a Statement (as defined in paragraph (g) below). The Corporation shall also include the name of the Shareholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these Regulations notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee, including any information provided to the Corporation with respect to the foregoing.
(c) To be timely, a shareholder’s Proxy Access Notice must be delivered to the principal executive offices of the Corporation no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date for the previous year’s annual meeting. In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.
(d)  The number of Shareholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (x) two (2) and (y) the largest whole number that does not exceed 20 percent of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 8 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:
(i)      the number of Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 8 but are subsequently withdrawn;
(ii)     the number of directors in office who have been nominated and elected pursuant to this Section 8 with respect to any of the two (2) immediately preceding annual meetings; and
(iii)      director candidates for which the Corporation shall have received one or more valid shareholder notices (whether or not subsequently withdrawn) nominating director candidates pursuant to Section 7, provided that the Permitted Number after such reduction with respect to this clause (iii) will in no event be less than one.
In the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced.
In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 8 exceeds the Permitted Number, each Eligible Shareholder will promptly select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as owned in its Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e) An “Eligible Shareholder” is one or more shareholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Section 8, and as of the record date for determining shareholders eligible to vote at the annual meeting, based on the company’s most recently publicly disclosed number of shares of common stock outstanding, at least 3 percent of the aggregate voting power of the Corporation’s shares (the “Proxy Access Required Shares”), and who continue to own the Proxy Access Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting, provided that the aggregate number of shareholders, and, if and to the extent that a shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose share ownership is counted for the purpose of satisfying the foregoing ownership requirement, shall not exceed twenty (20). Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (such funds together under each of (i), (ii) or (iii), a “Qualifying Fund”) shall be treated as one shareholder for the purpose of determining the aggregate number of shareholders referred to in the preceding sentence of this paragraph, provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 8. No shares may be attributed to more than one group constituting an Eligible Shareholder under this Section 8 (and, for the avoidance of doubt, no shareholder may be a member of more than one group constituting an Eligible Shareholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (e), for purposes of determining the number of shareholders whose holdings may be considered as part of an Eligible Shareholder’s holdings. For the avoidance of doubt, Proxy Access Required Shares will qualify as such, if and only if, the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).
(f)   No later than the final date when a Proxy Access Notice pursuant to this Section 8 may be timely delivered to the Corporation, an Eligible Shareholder must provide the following information in writing to the Secretary of the Corporation:
(i)      one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is timely delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Required Shares, and such person’s agreement to provide immediate notice if the Eligible Shareholder ceases to own any of the Proxy Access Required Shares prior to the date of the applicable annual meeting of shareholders;
(ii)      any information relating to such Eligible Shareholder and their respective affiliates or others acting in concert therewith, and any information relating to such Eligible Shareholder’s Shareholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Shareholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or that would be required to be disclosed by Section 7 of these Regulations in connection with submitting a notice nominating a Nominating Person;
(iii)      a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Shareholder and its or their respective affiliates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominee(s), and his or her respective affiliates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Eligible Shareholder, or any affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee were a director or executive officer of such registrant;
(iv)      a representation that such person:

(A)      acquired the Proxy Access Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;
(B)      has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 8;
(C)      has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors;
(D)      will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(E)      will provide facts, statements and other information in all communications with the Corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 8;
(v) in the case of a nomination by a group of shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(vi) an undertaking that such person agrees to:
(A)      assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder (including such person) provided to the Corporation in connection with the election of directors following the Proxy Access Notice pursuant to this Section 8;
(B)      file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of shareholders of the Corporation relating to the annual meeting at which the Shareholder Nominee will be nominated;
(C)    comply with all other laws and regulations applicable to any solicitation in connection with the annual shareholder meeting; and
(D)    provide to the Corporation prior to the annual shareholder meeting such additional information as necessary with respect thereto.
In addition, no later than the final date on which a Proxy Access Notice may be submitted under this Section 8, a Qualifying Fund whose share ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition of Qualifying Fund as defined by this Section 8. In order to be considered timely, any information required by this Section 8 to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Regulations) available to the Corporation relating to any defect.
(g)   The Eligible Shareholder may provide to the Secretary of the Corporation, at the time the information required by this Section 8 is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words for each Shareholder Nominee, in support of the candidacy of such Eligible Shareholder’s Shareholder Nominee(s) (the “Statement”). Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.
(h) No later than the final date when a Proxy Access Notice pursuant to this Section 8 may be timely delivered to the Corporation, each Shareholder Nominee must:
(i)     provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a shareholder), that such Shareholder Nominee:
(A)      consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the Corporation if elected;
(B)      agrees, if elected, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Conduct and any other publicly available or publicly disclosed Corporation policies and guidelines applicable to directors; and
(C)      is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the Shareholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation;
(ii)      complete, sign and submit all questionnaires, representations and agreements required by these Regulations or of the Corporation’s directors generally; and
(iii)      provide such additional information as necessary to permit the Board of Directors to determine if such Shareholder Nominee:
(A)      is independent under the listing standards of each principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors;
(B)      has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines; and
(C)      would, by serving on the Board of Directors, violate or cause the Corporation to be in violation of the Corporation’s Articles of Incorporation or Regulations, the rules and listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed or any applicable law, rule or regulation.
In the event that any information or communications provided by the Eligible Shareholder or the Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these Regulations) available to the Corporation relating to any such defect.
(i)    Any Shareholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of shareholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 8 or any other provision of the Corporation’s Articles of Incorporation or Regulations or other applicable regulation any time before the annual meeting of shareholders, will not be eligible for election at the relevant annual meeting of shareholders.
(j)    The Corporation shall not be required to include, pursuant to this Section 8, a Shareholder Nominee in its proxy materials for any annual meeting of shareholders, or, if the proxy statement already has been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:
(i)      who is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;
(ii)      whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of the Corporation’s Articles of Incorporation or Regulations, the rules and listing standards of the principal U.S. exchange upon which the shares of the Corporation are traded, or any applicable law, rule or regulation;
(iii)      if the Eligible Shareholder or applicable Shareholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 8 or any agreement, representation or undertaking required by this Section;
(iv)     who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(v)    who is a named subject of a pending criminal proceeding (excluding minor traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;
(vi)     who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(vii)      if the Eligible Shareholder ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Required Shares through the date of the applicable annual meeting; or
(viii)      if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the 1934 Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors.
(k)    Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(i)     the Shareholder Nominee and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Section 8, as determined by the Board of Directors or the person presiding at the annual shareholder meeting; or
(ii)     the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual shareholder meeting to present any nomination pursuant to this Section 8. For purposes of this Section 8, to be considered a qualified representative of the Eligible Shareholder, a person must be authorized by a writing executed by such Eligible Shareholder, or an electronic transmission delivered by such Eligible Shareholder, to act for such Eligible Shareholder as proxy at the annual shareholder meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual shareholder meeting.

3.    Except as specifically set forth above, the Regulations shall remain unchanged and in full force and effect.

Appendix C
Cincinnati Financial Corporation Nonemployee Director Stock Plan of 2018
1.    Purpose. The purpose of the Cincinnati Financial Corporation Nonemployee Directors’ Stock Plan of 2018 is to enable the Company to attract and retain the service of experienced and knowledgeable outside directors and to strengthen the alignment of interests between outside directors and the shareholders of the Company through the increased ownership of shares of the Company’s common stock. This will be accomplished by awarding shares of common stock to outside directors as a part of their annual compensation for service on the Company’s board of directors. The Plan shall be interpreted and implemented in a manner so that eligible Outside Directors will not fail, by reason of the Plan or its implementation, to be “nonemployee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as such Rule and such Act may be amended.
2.     Definitions. For purposes of the Plan, the following terms are defined as set forth below:
a.    “Board” means the board of directors of the Company.
b.    “Commission” means the Securities and Exchange Commission.
c.    “Committee” means the compensation committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which shall at all times consist of two or more nonemployee directors as defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or any successor rule or definition adopted by the Commission.
d.    “Company” means Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto and its subsidiaries on a consolidated basis.
e.    “Outside Directors” means the directors of the Company who are not also officers or employees of the Company.
f.    “Participants” means Outside Directors of the Company.
g.    “Plan” means the Cincinnati Financial Corporation Nonemployee Directors’ Stock Plan of 2018, which, upon effectiveness, replaces and supersedes the Cincinnati Financial Corporation Directors’ Stock Plan of 2009.
h.    “Retainer” means the annual cash retainer paid to all Outside Directors of the Company.
3.    Administration.
a.    The Company’s Committee administers the Plan. The Committee has full power, authority and discretion to administer and interpret the Plan and to establish rules for its administration. Unless expressly provided under the Plan, all designations, interpretations, and other decisions with respect to the administration of the Plan shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons. The Committee may recommend to the Board any amendments to the Plan it deems necessary or appropriate. The Committee, in making any determination under or referred to in the Plan, is entitled to rely on opinions, reports or statements of officers, employees, legal counsel and the public accountants of the Company. No member of the Committee shall be personally liable for any action or determination under the Plan to the extent permitted by law.
b.    A decision by a majority of the Committee governs all actions of the Committee.
c.    Subject to the express provisions of this Plan, the Committee has authority to award Participants, in each year, a number of whole shares of common stock of the Company with a fair market value on the date of grant that equals the sum of:

i.    The Participant’s directors’ fees for meetings earned in the preceding year, exclusive of any retainer (but in no case more than $100,000 worth of common stock under this Section 3(c)(i) for any year of service as a director), plus
ii.    The Retainer earned by the Participant in the preceding year; all subject to such conditions or restrictions, if any, as the Committee may determine.
Such number of shares of common stock is referred to as the “Maximum Annual Award.”
d.    The Committee may designate the secretary of the Company or such other employees of the Company to assist the Committee in the administration of this Plan and may grant authority to such persons to execute documents on behalf of the Committee.
4.    Eligibility. Only Outside Directors may participate in the Plan.
5.    Number and Type of Shares Subject to the Plan. The total number shares of common stock of the Company that may be awarded under the Plan shall not exceed 300,000 shares. Shares of common stock delivered by the Company under the Plan may be authorized but unissued shares or treasury shares. No fractional shares of common stock will be delivered under the Plan.
6.    Awards of Shares.
a.    Commencing with the year 2019 and each year thereafter, the Committee may award to each Participant shares of common stock equal to the Maximum Annual Award.
b.    All share awards granted under the Plan are to be granted at the first meeting of the Committee in each calendar year, or at such other meeting as the Committee may determine and are valued as set forth below in Section 6(d).
c.    Except as otherwise provided below, the shares awarded under the Plan are subject to a restriction on the sale or other transfer for a period of three years ending on the third anniversary of the date of grant, and, such other conditions or restrictions, if any, as the Committee may determine. Notwithstanding the foregoing, shares awarded under the Plan may be transferred to an account beneficially owned by the Participant or to any member of the Participant’s immediate family, whether directly or indirectly, by means of a trust, partnership, limited liability company or otherwise, by the laws of descent and distribution, or as otherwise permitted by the Committee. For purposes of this Section 7(c), “immediate family” shall mean, unless otherwise provided by the Committee, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, sister-in-law, or brother-in-law, including adoptive relationships, of the Participant.
Any other conditions or restrictions established by the Committee may vary from time to time and may be set forth in agreements between the Company and the Participant or in the awards of shares to them, all as the Committee may determine. Upon the death of a Participant before the end of the three-year period of restriction on the sale or transfer of shares awarded, such restriction as to shares awarded to that Participant automatically lapse.
d.    The shares awarded are valued at fair market value on the date of grant, which is calculated as the average of the high and low sales price quotations for common stock of the Company on the NASDAQ Global Market on the day of the grant to a Participant. All shares awarded are full shares, rounded up to the nearest whole share.
7.    Adjustments. The amount of shares of common stock authorized to be issued under this Plan are subject to the appropriate adjustment in the event of future stock splits, stock dividends, or other changes in capitalization of the Company to prevent the dilution or enlargement of rights under this Plan;

following any such change, the term “common stock” shall be deemed to refer to such class of shares or other securities as may be applicable.
8.    Additional Provisions.
a.    The Committee may at any time or times amend the Plan or any outstanding award of shares of common stock for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to future grants of shares of common stock; provided, that except as otherwise expressly provided in the Plan, the Committee may not, without the consent of the Participant, alter the terms of an award so as to affect adversely such Participant’s rights under the award, unless the Committee expressly reserved the right to do so at the time of the award. Any amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Internal Revenue Code of 1986, as amended, and applicable stock exchange requirements), as determined by the Committee.
b.     Every recipient of shares pursuant to this Plan is bound by the terms and provisions of this Plan and by any restrictions relating to the shares received and the acceptance of any award of shares pursuant to this Plan constitutes a binding agreement between the recipient and the Company.
c.    The issuance of shares to Outside Directors or to their legal representatives shall be subject to any applicable taxes or other laws or regulations of the United States of America or any state or commonwealth having jurisdiction thereover.
9.    Duration of Plan. The Plan was adopted by the Board on January 26, 2018 and shall become effective on the date of its adoption by the shareholders of the Company at the next Annual Meeting of Shareholders. The Plan will terminate on the tenth anniversary of the date it is approved by the Board unless an earlier termination date is fixed by action of the Board, but no such termination affects the prior rights under this Plan of the Company or of anyone to whom shares have been awarded prior to such termination.
10.    Service as a Director. Nothing in the Plan will interfere with or limit in any way the right of the Company or the Board to terminate any Participant at any time, and neither the Plan, nor the awarding of shares nor any other action taken pursuant to the Plan, will constitute or be evidence of an agreement or understanding, express or implied, that any Participant will be retained on the Board for any period of time, or at any particular level of compensation.
11.    Governing Law. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Ohio, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.

CONTACT INFORMATION

You may direct communications to Cincinnati Financial Corporation's Senior Vice President, General Counsel and Corporate Secretary Lisa A. Love, Esq. for sharing with the appropriate individual(s). Or, you may directly access services:

Investors: Investor Relations responds to investor inquiries about the company and its performance.
Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer
513-870-2768 or *investor_inquiries@cinfin.com*

Shareholders: Shareholder Services administers the company's stock compensation plans and fulfills requests for shareholder materials. C. Brandon McIntosh, CEP, CPA – Assistant Secretary and Manager, Shareholder Services
513-870-2639 or *shareholder_inquiries@cinfin.com*

American Stock Transfer & Trust Company LLC provides the company's stock transfer and recordkeeping services, including assisting registered shareholders with updating account information or enrolling in shareholder plans.
6201 15th Avenue, Brooklyn, NY 11219
866-638-6443 or *help@astfinancial.com*

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.
Betsy E. Ertel, CPCU, AIM, API – Vice President, Corporate Communications
513-603-5323 or *media_inquiries@cinfin.com*

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Life Insurance Company
The Cincinnati Specialty Underwriters Insurance Company
CSU Producer Resources Inc.
CFC Investment Company

MAILING ADDRESS

P.O. Box 145496
Cincinnati, Ohio 45250-5496

STREET ADDRESS

6200 South Gilmore Road
Fairfield, Ohio 45014-5141

Phone: 888-242-8811 or 513-870-2000
Email: *cfc_corporate@cinfin.com*
Web: *cinfin.com*

Please recycle.

★ ★ ★ Exercise Your Right to Vote ★ ★ ★

CINCINNATI FINANCIAL CORPORATION

Annual Meeting Of Shareholders

This Proxy is being solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kenneth W. Stecher, William F. Bahl and Steven J. Johnston, or any one of them with power of substitution as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of CINCINNATI FINANCIAL CORPORATION stock held on record on March 7, 2018, at the Annual Meeting of Shareholders to be held at 9:30 a.m., ET, on May 5, 2018, at the Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR all nominees listed; FOR the proposal to approve an amendment to the company's Code of Regulations to add proxy access provisions for director nominations; FOR the proposal to approve the Cincinnati Financial Corporation Non-Employee Directors' Stock Plan of 2018; FOR the nonbinding proposal to approve compensation for the company's named executive officers; and FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2018.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Continued and to be signed on reverse side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 5, 2018. The 2018 Shareholder Meeting Notice and Proxy Statement, our 2017 Annual Report on Form 10-K and the 2018 Annual Letter From the Chairman and the Chief Executive Officer are available at:

http://www.viewproxy.com/cinfin/2018

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
(01) William F. Bahl	☐	☐	☐	(06) Kenneth C. Lichtendahl	☐	☐	☐	(11) Douglas S. Skidmore	☐	☐	☐
(02) Gregory T. Bier	☐	☐	☐	(07) W. Rodney McMullen	☐	☐	☐	(12) Kenneth W. Stecher	☐	☐	☐
(03) Linda W. Clement-Holmes	☐	☐	☐	(08) David P. Osborn	☐	☐	☐	(13) John F. Steele, Jr.	☐	☐	☐
(04) Dirk J. Debbink	☐	☐	☐	(09) Gretchen W. Price	☐	☐	☐	(14) Larry R. Webb	☐	☐	☐
(05) Steven J. Johnston	☐	☐	☐	(10) Thomas R. Schiff	☐	☐	☐				

The Board of Directors recommends you vote FOR the following proposals:

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

3. A proposal to approve the Cincinnati Financial Corporation Non-Employee Directors' Stock Plan of 2018.

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

Please sign, date and return promptly in the enclosed envelope.

Date ______________________

Signature ______________________

Signature ______________________

(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/cinf

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.